EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

AMERICAN FREIGHT GROUP, INC.

FRANCHISE GROUP NEWCO INTERMEDIATE AF, LLC

and

FRANCHISE GROUP MERGER SUB AF, INC.

Dated as of December 28, 2019

ARTICLE I DEFINITIONS	1
1.1 Definitions	1
ARTICLE II MERGER OF MERGER SUB INTO THE COMPANY	19
2.1 Merger	19
2.2 Closing.	19
2.3 Effective Time	20
2.4 Effects of the Merger	21
2.5 Certificate of Incorporation and By-Laws	21
2.6 Directors and Officers	21
2.7 Conversion of Shares	21
2.8 Dissenting Shares	22
2.9 Options and Warrants.	22
2.10 Payment of Merger Consideration.	23
2.11 Redemption	29
2.12 Estimated Merger Consideration Adjustment.	30
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	33
3.1 Due Incorporation; Capitalization.	33
3.2 Due Authorization	36
3.3 Non-Contravention; Consents and Approvals	36
3.4 Financial Statements.	37
3.5 Absence of Changes	37
3.6 Taxes	38
3.7 Real Property; Personal Property.	39
3.8 Intellectual Property.	40
3.9 Environmental Matters.	43
3.10 Contracts.	44
3.11 Insurance.	46
3.12 Litigation	47
3.13 Benefit Plans.	48
3.14 Labor and Employment Matters.	50
3.15 Privacy and Data Security.	52
3.16 Anti-Corruption	52
3.17 Legal Compliance.	53
3.18 Brokers and Finders	53
3.19 Permits.	54
3.20 Top Suppliers and Top Vendors	54
3.21 Accounts Receivable; Inventory.	55
3.22 Product Warranties; Product Recalls; Industry Certifications.	55
3.23 Affiliate Matters	56
3.24 Bank Accounts.	56
3.25 No Other Representations or Warranties	56

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	57
4.1 Due Incorporation; No Prior Activities	57
4.2 Due Authorization	57
4.3 Non-Contravention; Consents and Approvals	58
4.4 Parent’s and Merger Sub’s Examination	58
4.5 Investigation; Limitation on Warranties.	58
4.6 Financial Capacity.	59
4.7 Litigation	61
4.8 Solvency	61
4.9 Operations and Assets of Parent and Merger Sub	61
4.10 Guaranty	61
4.11 Acquisition for Investment	62
4.12 Brokers and Finders	62
4.13 R&W Insurance Policy	62
4.14 No Other Representations or Warranties	62
ARTICLE V COVENANTS	63
5.1 Access to Information and Facilities.	63
5.2 Preservation of Business	64
5.3 Exclusivity	66
5.4 Efforts	67
5.5 Competition Clearance.	67
5.6 Notice of Breach	70
5.7 Preservation of Records; Post-Closing Access and Cooperation.	70
5.8 Employees and Benefits.	70
5.9 Public Announcements	72
5.10 Indemnification of Directors and Officers.	73
5.11 Transfer Taxes	74
5.12 Stockholders Action	74
5.13 Financing.	75
5.14 Affiliate Agreements	77
5.15 Representation and Warranty Insurance	77
5.16 Acknowledgment	78
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	78
6.1 Accuracy of Representations and Warranties	78
6.2 Compliance with Agreements and Covenants	79
6.3 HSR Clearance	79
6.4 No Prohibition	79
6.5 Closing Deliverables	79
6.6 No Material Adverse Effect	79
6.7 Stockholder Written Consent	79

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	79
7.1 Accuracy of Representations and Warranties	79
7.2 Compliance with Agreements and Covenants	80
7.3 HSR Clearance	80
7.4 No Prohibition	80
7.5 Closing Deliverables	80
ARTICLE VIII TERMINATION	80
8.1 Termination	80
8.2 Expenses; Termination Fee.	81
8.3 Effect of Termination.	82
ARTICLE IX special indemnification	84
ARTICLE X SURVIVAL AND RELEASE	84
10.1 Survival	84
10.2 Release	84
ARTICLE XI MISCELLANEOUS	85
11.1 Amendment	85
11.2 Notices	85
11.3 Waivers	86
11.4 Interpretation.	86
11.5 Successors and Assigns; Assignment	87
11.6 Third Party Beneficiaries	88
11.7 Further Assurances	88
11.8 Entire Understanding	88

11.9 APPLICABLE LAW	88
11.10 JURISDICTION OF DISPUTES	89
11.11 WAIVER OF JURY TRIAL	90
11.12 Specific Performance	90
11.13 Severability	91
11.14 Construction	91
11.15 Counterparts	92
11.16 Legal Representation.	92
11.17 Authority and Rights of the Representative; Limitations on Liability.	94
11.18 Non-Recourse.	95

EXHIBITS

Exhibit A – Stockholder Support Agreement

Exhibit B – Adjustment Escrow Agreement

Exhibit C – Debt Financing Commitment Letters

Exhibit D – Special Escrow Agreement

Exhibit E – Stockholder Written Consent

Exhibit F – Letter of Transmittal

Exhibit G – Option Cancellation Agreement

Exhibit H – Warrant Cancellation Agreement

Exhibit I – Special Guaranty

DISCLOSURE SCHEDULE

SCHEDULE I – ACCOUNTING PRINCIPLES

SCHEDULE II – ADJUSTMENT ESCROW PRO RATA AMOUNTS, SPECIAL ESCROW CONTRIBUTION AMOUNTS AND REPRESENTATIVE HOLDBACK CONTRIBUTION AMOUNTS

SCHEDULE III – FULLY-DILUTED STOCKHOLDERS

SCHEDULE IV – CERTAIN DEFINITIONS

SCHEDULE V – SPECIAL INDEMNIFICATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of December 28, 2019, by and among AMERICAN FREIGHT GROUP, INC., a Delaware corporation (the “Company”), FRANCHISE GROUP NEWCO INTERMEDIATE AF, LLC, a Delaware limited liability company (“Parent”) and FRANCHISE GROUP MERGER SUB AF, INC., a Delaware corporation (“Merger Sub”) and The Jordan Company, L.P., a Delaware limited partnership, solely in its capacity as representative for the Fully-Diluted Stockholders (the “Representative”) (collectively, the “Parties”, and each, a “Party”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, (i) the boards of directors of Merger Sub and the Company each have determined that the Merger is advisable and fair to, and in the best interests of, their respective stockholders or such sole member and (ii)  the execution, delivery and performance of this Agreement and the applicable Related Agreements and the transactions contemplated hereby and thereby have been duly authorized by all other necessary limited liability or corporate action of Parent, Merger Sub and the Company;

WHEREAS, Parent and the Company will, prior to Closing, enter into a stockholder support agreement substantially in the form attached hereto as Exhibit A (the “Stockholder Support Agreement”) with the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock pursuant to which such stockholders will agree to vote all of the shares of Common Stock and Series A Preferred Stock owned by them in favor of the Merger and the adoption of this Agreement by the Company, upon the terms and conditions set forth in the Stockholder Support Agreement; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, FRGA (the “Guarantor”) has entered into a limited guarantee, dated as of the date hereof (the “Guaranty”), pursuant to which the Guarantor has guaranteed certain obligations of Parent and Merger Sub hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“401(k) Plans” is defined in Section 5.8(f).

“2015 Stock Option Plan” means the 2015 Non-Qualified Stock Option Plan of the Company.

“Accounting Principles” means the accounting principles, practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods set forth in Schedule I attached hereto.

“Action” means any action, suit, proceeding, cause of action, claim, complaint, investigation, review, examination, audit, litigation, mediation, charge, demand, hearing or inquiry by or before any court or other Governmental Authority.

“Actual Adjustment” means (a) the Merger Consideration as finally determined pursuant to Section 2.12, minus (b) the Estimated Merger Consideration.

“Adjustment Escrow Account” is defined in Section 2.10(b)(iii).

“Adjustment Escrow Agreement” means the Adjustment Escrow Agreement, dated the Closing Date among the Representative, on behalf of the Fully-Diluted Stockholders, the Escrow Agent and Parent, substantially in the form of Exhibit B hereto.

“Adjustment Escrow Amount” is defined in Section 2.10(b)(iii).

“Adjustment Escrow Pro Rata Amount” means, with respect to each Fully-Diluted Stockholder, the total amount as set forth under the column “Adjustment Escrow Pro Rata Amount” opposite such Fully-Diluted Stockholder’s name on Schedule II hereto.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise; provided, however, that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition, the term “control” (including the terms “controlling”, “under common control with” and “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this Agreement and any Related Agreement, and notwithstanding anything to the contrary herein, no FRGA Equityholder shall be considered to be an Affiliate of Parent or any of its Subsidiaries (including Merger Sub) and none of Parent or any of its Subsidiaries (including Merger Sub) shall be considered to be an Affiliate of any FRGA Equityholder.

“Affiliate Agreement” is defined in Section 3.22.

“Agreement” means this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended, restated or otherwise modified from time to time.

“Ancillary Financing Documents” means all documents or deliverables required or requested to be delivered to a Financing Source, including each of the following: (a) customary perfection, officer, secretary, solvency and other certificates, corporate organizational documents, good standing certificates, legal opinions, lien searches, resolutions, and other documents or deliverables, in each case, to the extent required or requested to be delivered to a Financing Source to satisfy a financing condition, (b) all documentation and other information requested or required to be delivered to a Financing Source under applicable “know-your-customer”, beneficial ownership, anti-money laundering or similar rules and regulations, including the USA Patriot Act, and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or any of the Financing Sources.

“Anti-Corruption Laws” is defined in Section 3.16.

“Antitrust Law” is defined in Section 5.5(b).

“Applicable Law” means all applicable laws, statutes, rules, regulations, judgments, rulings, orders, ordinances, binding directives, treaties, conventions, decrees and injunctions of or promulgated by any Governmental Authorities.

“Assumed Indebtedness” means the aggregate amount of Indebtedness of the Company Group that is outstanding immediately prior to the Closing and that is not repaid at the Closing pursuant to Section 2.10(b)(i).

“Benefit Plans” is defined in Section 3.13(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by Applicable Law or other action of a Governmental Authority to close.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Capital Lease Obligations” means all obligations of the Company Group under leases required to be capitalized on a balance sheet of the Company Group in accordance with GAAP as in effect as of December 31, 2018.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Certificate of Merger” is defined in Section 2.3.

“Charges” is defined in Section 11.17(b).

“Claims” is defined in Section 10.2.

“Claims Notice” is defined in Section 9.5(a).

“Closing” means the consummation of the transactions contemplated herein.

“Closing Date” is defined in Section 2.2(a).

“Closing Date Cash” is defined in Schedule IV.

“Closing Date Payments” means, without duplication, the payment in full, in cash, of the Estimated Merger Consideration, and all other amounts to be paid pursuant to this Agreement and the Related Agreements by Merger Sub or its Affiliates on the Closing Date.

“Closing Date Statement” is defined in Section 2.12(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the related regulations published thereunder.

“Common Stock” is defined in Section 3.1(b).

“Common Stockholder” and “Common Stockholders” means each of the holders of the Company’s Common Stock.

“Company” is defined in the Preamble.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3(b)(iii) and Section 3.18.

“Company Group” means the Company and the Company’s Subsidiaries.

“Company Intellectual Property” is defined in Section 3.8(b).

“Company Specified Representations” is defined in Section 4.4(a).

“Competing Transaction” is defined in Section 5.3.

“Computer Systems” means all servers, computer hardware, networks, software databases, telecommunications systems, interfaces and related systems of or used by the Company and its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 2, 2019, by and between the Company and Vintage Capital Management, LLC relating to the transactions contemplated hereby, as amended, restated or otherwise modified from time to time.

“Contract” means any contract, lease, sublease, sublicense, license, purchase order, service order, sales order, indenture, note, bond, mortgage, guaranty, loan or credit agreement or other agreement, instrument, arrangement, program, undertaking or commitment, in each case, whether written or oral, that is legally binding, and including any amendment, restatement, supplement or modification thereto or therefor.

“Controlled Group” is defined in Section 3.13(e).

“D&O Indemnitee” and “D&O Indemnitees” are defined in Section 5.10(a).

“Data Protection Laws” means all Applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; (iii) terms of any Contracts relating to the Company’s or any of its Subsidiaries’ collection, use, storage, disclosure, or cross-border transfer of Personal Data; and (iv) industry standards and/or codes-of-conduct which govern the Company’s or any of its Subsidiaries’ collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Financing Commitment Letters.

“Debt Financing Commitment Letters” means the debt commitment letter and related redacted fee letter attached as Exhibit C, as amended, supplemented or replaced in accordance with the terms thereof and hereof.

“Debt Financing Documents” means the credit agreements, loan agreements, mezzanine note purchase agreements or similar agreements and any related security, guaranty, pledge, collateral or related agreements pursuant to which the Debt Financing will be governed.

“Designated Contacts” is defined in Section 5.1(a).

“Determination Time” means 11:59 p.m. (Eastern Time) on the Closing Date; provided that, notwithstanding the foregoing, all effects arising from the consummation of the transactions contemplated hereby, as well as any transaction outside the ordinary course of business of the Company Group that is taken on the Closing Date by the Company Group at the direction of Parent, Merger Sub or any of their respective Affiliates (including the Debt Financing) will be disregarded for the purpose of making any determination as of the Determination Time; provided, further, that notwithstanding the foregoing, the amount of Closing Date Cash and/or Working Capital, as applicable, shall be reduced by the amount of any cash or other funds of the Company and its Subsidiaries used to pay any Indebtedness or Seller Transaction Expenses prior to the Closing.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement.

“Disputed Item” is defined in Section 2.12(c).

“Dissenting Shares” is defined in Section 2.8.

“DOJ” is defined in Section 5.5(b).

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” is defined in Section 2.3.

“Electronic Data Room” shall mean the Merrill electronic data room established by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Employees” is defined in Section 5.8(a).

“Environmental Claim” means any Action, Order or notice by any Person alleging actual or potential Liability (including actual or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by any member of the Company Group, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Applicable Law relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations published thereunder.

“Escrow Agent” means Citibank, N.A., National Association, or another financial institution designated by the Representative and Parent.

“Estimated Closing Statement” is defined in Section 2.10(b).

“Estimated Merger Consideration” is defined in Section 2.10(b).

“Excluded Shares” is defined in Section 2.7(c).

“Expenses” is defined in Section 8.2(a).

“Final Closing Date Statement” is defined in Section 2.12(c).

“Final Settlement” is defined in Schedule IV.

“Financial Statements” means the following:

(a)       the audited consolidated financial statements of the Company Group for each of the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (including all notes thereto), which are included in the Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year then ended; and

(b)       the unaudited consolidated financial statements of the Company Group as of September 30, 2019, which are included in the Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of comprehensive income (loss) and cash flows for the nine-month period then ended (the “Interim Financial Statements”).

“Financing Conditions” means the “Specified Conditions” as defined in each Debt Financing Commitment Letter.

“Financing Sources” means the Persons that have committed to provide or arrange and have entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, including the Persons named in the Debt Financing Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each Affiliate of such Person and each such Person’s and its Affiliates’ officers, directors, employees, partners, direct or indirect equityholders, controlling parties, advisors, members, accountants, attorneys, consultants, agents, funding sources, representatives and their respective successors and assigns.

“Fraud” means an intentional and willful misrepresentation of a material fact made by a Person with respect to the representations and warranties set forth in Article III or Article IV, the Related Agreements or any certificate delivered hereunder or thereunder, that constitutes actual common law fraud under the common law of the State of New York (and, for the avoidance of doubt, not constructive fraud, equitable fraud, recklessness, or negligent misrepresentation or omission).

“FRGA” means Franchise Group, Inc. (f/k/a Liberty Tax, Inc.), a Delaware corporation.

“FRGA Equityholder” means (i) any direct or indirect equityholder of FRGA, (ii) except for FRGA, any direct or indirect equityholder of Franchise Group New Holdco, LLC, a Delaware limited liability company, or (iii) except for FRGA and its Subsidiaries, any Affiliate of any equityholder described in clauses (i) or (ii) of this definition.

“FTC” is defined in Section 5.5(b).

“Fully-Diluted Outstanding Stock” means, as of any time, the total number of shares of Common Stock (other than Excluded Shares but including, for the avoidance of doubt, any Dissenting Shares), In-the-Money Options and In-the-Money Warrants outstanding as of such time (determined on a fully-diluted, as-if-exercised basis and assuming the exercise of all issued and outstanding In-the-Money Options and In-the-Money Warrants, whether or not exercised, exercisable or vested).

“Fully-Diluted Stockholder” means, as of any time, each holder of Common Stock (other than Excluded Shares but including, for the avoidance of doubt, any Dissenting Shares), In-the-Money Options and/or In-the-Money Warrants. As of the date hereof, a list of all Fully-Diluted Stockholders is set forth on Schedule III hereto.

“Fully-Diluted Stockholder Proceeds” is defined in Section 2.10(b).

“GAAP” means, except as otherwise expressly provided in this Agreement, United States generally accepted accounting principles as in effect (i) with respect to financial information within the Financial Statements, as of the date of the respective Financial Statements; (ii) with respect to financial information for periods on or after the Closing Date, as of such applicable times; and (iii) with respect to financial information for periods prior to the Closing Date, as of such applicable time.

“Governing Documents” means the document(s) by which any Person (other than an individual) establishes its legal existence or organization or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation. For the avoidance of doubt, the Company’s Governing Documents shall include any certificate of designation or similar documents setting forth the rights, preferences and privileges of any class of preferred stock of the Company (including the Series A Preferred Stock).

“Government Official” means (i) any officer, director, or employee (elected, appointed, or career) of any Governmental Authority, or any Person acting in an official capacity for or on behalf of any Governmental Authority; (ii) any political party, party official, or candidate for political office; or (iii) any immediate family member of any Person who falls under sections (i) or (ii) of this sentence.

“Governmental Authority” means (i) any U.S., state, local or foreign governmental, regulatory or administrative body, agency or authority, including any court or judicial authority or arbitration tribunal whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Applicable Law; (ii) any government-owned or -controlled (in whole or in part) corporation, legal entity, or commercial enterprise; and (iii) any public international organization (e.g., United Nations, World Bank, International Monetary Fund).

“Guarantor” is defined in the Recitals.

“Guaranty” is defined in the Recitals.

“Harris Williams” means Harris Williams LLC d/b/a Harris Williams & Co.

“Harris Williams Pay-Off Letter” is defined in Section 2.10(b)(iv)(B).

“Hazardous Materials” means any chemical, pollutant, contaminant, material, waste, substance, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing same, lead or lead-based paints or materials, radon, fungus, mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present, mycotoxins or other substances that would reasonably be expected to have an adverse effect on human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“In-the-Money Option” shall mean each Option with an exercise price less than the Per Share Common Stock Merger Consideration.

“In-the-Money Warrant” shall mean each Warrant with an exercise price less than the Per Share Common Stock Merger Consideration.

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or imposed on net income or passive income (however denominated), including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” means, as of any particular time with respect to the Company Group, without duplication, the aggregate amount of any of the following: (a) any indebtedness for borrowed money or evidenced by notes, bonds, debentures, mortgages or similar instruments and other similar obligations treated as indebtedness for borrowed money under the Accounting Principles, (b) all obligations under all letters of credit, bankers’ acceptance, note purchase, surety bonds, bank guarantees, performance bonds or similar facilities, in each case, solely to the extent drawn upon, (c) the Capital Lease Obligations, (d) all obligations under interest rate, commodity, currency and financial market swaps, options, futures, forwards, collars, caps, or other hedging or similar derivative arrangements (in each case, valued at the termination value thereof), (e) the deferred purchase price of property or services, conditional sale obligations, obligations under any title retention agreement, including with respect to the acquisition of any business, assets or securities (including any earnout, purchase price adjustment or similar obligations), (f) any unpaid severance obligations of any member of the Company Group with respect to any former employees (or other service providers), the amount of any unfunded, or of any underfunding of any, pension, deferred compensation or similar liabilities, payable to any current or former employees (or other service providers), in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes in respect thereof, (g) the Net Obligations, (h) 50% of the Specified Obligations and (i) all guarantees, direct or indirect, in any manner, provided by any member of the Company Group in respect of the indebtedness or obligations referred to in clauses (a) through (h). Notwithstanding the foregoing, “Indebtedness” shall not include any obligation in respect of (i) letters of credit to the extent not drawn upon, (ii) bank guarantees to the extent not drawn upon, (iii) non-cancellable purchase commitments incurred in connection with purchases of inventory in the ordinary course of business or that would otherwise constitute a current liability in accordance with the Accounting Principles, (iv) surety bonds and performance bonds to the extent not drawn upon, (v) accounts payable to the extent constituting current liabilities in the determination of Working Capital pursuant to this Agreement, (vi) leases that are not Capital Lease Obligations, (vii) intercompany indebtedness and other balances between or among the Company Group or (viii) any amounts that constitute Seller Transaction Expenses or are reflected in Working Capital. For purposes of this Agreement, “Indebtedness” includes, without duplication (A) any and all accrued interest, fees, charges, change of control payments, prepayment penalties or premium, make-whole payments or penalties, indemnities, breakage costs (including breakage fees payable on termination of the arrangements), fees and other costs and expenses associated with any Indebtedness and the repayment thereof (including attorneys’ fees) and (B) any and all amounts of the nature described in clauses (a) through (i) owed by any member of the Company Group to any of its Affiliates (other than to another member of the Company Group) including any of its stockholders or members.

“Indemnified Person” is defined in Section 9.2.

“Inside Date” means February 14, 2020.

“Insurance Policies” is defined in Section 3.11(a).

“Intellectual Property” means all of the following worldwide, whether registered or unregistered: (a) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, all applications and disclosures pertaining to the foregoing and all re-issues, continuations, divisions, continuations-in-part, re-examinations, renewals and extensions of the foregoing, (b) all trademarks, service marks, trade dress, logos, trade names, product configurations, domain names, corporate names and other indications of origin, and all applications, registrations and renewals in connection therewith and all goodwill associated therewith (“Trademarks”), (c) all original works of authorship in any medium, copyrights and all applications, registrations and renewals in connection therewith and all moral rights in the foregoing, (d) all Trade Secrets, confidential business information and other nonpublic information that derives economic value from not being generally known and not being readily ascertainable by proper means (including research and development, know-how, compositions, manufacturing and production processes, technical data, designs, specifications and business and marketing plans and proposals), (e) software, including interpreted or compiled source code, object code, documentation, programming tools, drawings, specifications, metadata and data, (f) database rights, (g) social media accounts, the usernames and passwords associated therewith, and all content contained therein, (h) any other intellectual property or proprietary rights of any kind, nature or description, and (i) any tangible embodiments of the foregoing (in whatever form or medium).

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Steven J. Belford, James A. Brownell, Chuck Jennings and Ronald C. Allender after reasonable inquiry or reasonable investigation.

“Knowledge of Parent” means the actual knowledge of Parent’s executive officers after reasonable inquiry or reasonable investigation.

“Labor Dispute” is defined in Section 3.14(a).

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company Group, dated as of September 30, 2019, set forth in the Disclosure Schedule.

“Leased Real Property” is defined in Section 3.7(b).

“Letter of Transmittal” is defined in Section 2.10(d)(i).

“Liability” means any liability, obligation, indebtedness or claim (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether direct or indirect, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants, deed of trust, condition sales contracts, option, proxy, voting trust, voting agreement, judgment, right of first refusal or first offer, indenture, encroachments or other similar right or encumbrance.

“Losses” is defined in Section 9.2.

“Material Adverse Effect” means any state of facts, change, event, circumstance, condition, development, effect or occurrence that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, properties, financial or other condition or results of operations of the Company Group, taken as a whole, or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated hereby; provided, however, that in determining whether there has been a Material Adverse Effect, any state of facts, change, event, circumstance, condition, development, effect or occurrence arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which the Company Group operates; (ii) except with respect to the representations and warranties set forth in Section 3.3, the taking of any action expressly required by this Agreement or the Related Agreements; (iii) except with respect to the representations and warranties set forth in Section 3.3, the negotiation, entry into and announcement of this Agreement or pendency or consummation of the Merger, including any Action in connection with the Merger; (iv) the taking of any action at the written request of Parent; (v) pandemics, earthquakes, tornados, hurricanes, floods, acts of God and other similar force majeure events; (vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any changes in Applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes in general legal, regulatory, trade or political conditions; and (viii) the failure by any member of the Company Group to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement, except that any state of facts, change, event, circumstance, condition, development, effect or occurrence giving rise to such failure may be taken into account in determining whether there has been a “Material Adverse Effect”; provided, that notwithstanding the foregoing, in the case of the foregoing clauses (i), (v), (vi) and (vii) of this definition, any such state of facts, change, event, circumstance, condition, development, effect or occurrence that has a disproportionate effect on the Company Group, taken as a whole, relative to other participants operating in the same or similar businesses or industries as the Company Group, may be taken into account in determining whether a “Material Adverse Effect” has occurred.

“Material Contracts” is defined in Section 3.10(a).

“Mayer Brown” is defined in Section 11.16(a).

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.10(a).

“Merger Sub” is defined in the Preamble.

“Multiemployer Plan” is defined in Section 3(37) of ERISA.

“Necessary Permits” is defined in Section 3.19(a).

“Net Obligations” is defined in Schedule IV.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future direct or indirect equityholders, and their respective controlling Persons, directors, officers, employees, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, assignees and trustees, including (i) with respect to Parent, any Liberty Equityholder, the Financing Sources, their respective Affiliates and any of their representatives, partners, managers, members or equityholders and (ii) with respect to the Company, The Resolute Fund III, L.P., The Jordan Company, L.P., or any Affiliate thereof, or any of their successors or permitted assigns.

“Objection Notice” is defined in Section 2.12(c).

“Option Cancellation Agreement” is defined in Section 2.10(d)(i).

“Option Exercise Proceeds” shall mean an amount equal to the aggregate exercise price of all unexercised In-the-Money Options outstanding immediately prior to the Effective Time.

“Optionholder” and “Optionholders” means each of the holders of the Company’s issued and outstanding Options.

“Options” means the issued and outstanding options to purchase shares of Common Stock under the 2015 Stock Option Plan.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling or award promulgated or entered by or with, or any settlement or other agreement under the jurisdiction of, any Governmental Authority.

“Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or a Subsidiary of the Company.

“Ownership Percentage” means, with respect to each Fully-Diluted Stockholder, a fraction (expressed as a percentage), the numerator of which is the aggregate Common Stock (other than Excluded Shares but including, for the avoidance of doubt, any Dissenting Shares), In-the-Money Options and In-the-Money Warrants held by such Person as of immediately prior to the Effective Time, and the denominator of which is the aggregate Fully-Diluted Outstanding Stock outstanding as of immediately prior to the Effective Time. The Ownership Percentage of each Fully-Diluted Stockholder is set forth opposite such Fully-Diluted Stockholder’s name on Schedule III hereto.

“Parent” is defined in the Preamble.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.3(iii) and Section 4.14.

“Parent Material Adverse Effect” means any state of facts, change, event, circumstance, condition, development, effect or occurrence that, individually or in the aggregate, prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated hereby by Parent.

“Parent Representatives” is defined in Section 5.1(a).

“Party” is defined in the Preamble.

“Payroll Amount” is defined in Section 2.10(b)(vi).

“Per Option Merger Consideration” means, with respect to each In-the-Money Option, (a) the Per Share Common Stock Merger Consideration minus (b) the exercise price of such Option.

“Per Share Common Stock Merger Consideration” means, with respect to each share of Common Stock, the per share cash amount determined by dividing (a) the sum of: (i) the Fully-Diluted Stockholder Proceeds, (ii) the Option Exercise Proceeds, (iii) the Warrant Exercise Proceeds, (iv) the Adjustment Escrow Amount, (v) the Special Escrow Amount, and (vi) the Representative Holdback Amount by (b) the Fully-Diluted Outstanding Stock immediately prior to the Effective Time.

“Per Warrant Merger Consideration” shall mean with respect to each In-the-Money Warrant, (a) the Per Share Common Stock Merger Consideration minus (b) the exercise price of such Warrant.

“Permits” means permits, licenses, franchises, registrations, variances, approvals, waivers, qualifications, certificates, accreditations, exemptions, agreements, authorizations, orders or similar rights obtained from or issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Latest Balance Sheet in accordance with GAAP; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, in each case for amounts which are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Latest Balance Sheet in accordance with GAAP; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations that, individually, or in the aggregate, are not material; (d) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property which do not materially impair the occupancy, use or value of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (e) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations imposed by governmental agencies having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (f) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Company Group or any of its properties imposed by governmental agencies having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (g) Liens securing the obligations of the Company Group under or in respect of the Senior Credit Agreement; (h) Liens set forth in Section 1.1(b) of the Disclosure Schedule; and (i) any restriction on transfer arising under any applicable securities laws.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Data Protection Requirement.

“Privacy Policies” means all published, posted and internal policies, procedures, agreements and notices relating to the Company’s or any of its Subsidiaries’ collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“R&W Insurance Policy” means that certain Parent-side representation and warranty insurance policy obtained by Parent on the date hereof, in the form delivered by Parent to the Representative prior to the execution of this Agreement.

“R&W Insurance Premium” means an amount equal to all costs and expenses related to the R&W Insurance Policy, including premiums due and payable for the entire term of the R&W Insurance Policy, as set forth in the R&W Insurance Policy, plus all underwriting fees, brokerage commissions, surplus line charges, and other fees and expenses associated with the R&W Insurance Policy.

“R&W Insurance Provider” means CFC Underwriting Ltd.

“Real Property Lease” is defined in Section 3.7(b).

“Referral Firm” is defined in Section 2.12(c).

“Registered Intellectual Property” is defined in Section 3.8(a).

“Related Agreement” means the Adjustment Escrow Agreement, the Special Escrow Agreement, the Stockholder Support Agreement, the Confidentiality Agreement, the Letters of Transmittal, the Debt Financing Commitment Letters, the Debt Financing Documents, the Ancillary Financing Documents, the Special Guaranty and any other Contract, document or certificate which is or is to be delivered by any party hereto or their respective Affiliates, or entered into by or among the parties hereto or any of their respective Affiliates, at the Closing or otherwise pursuant to or in connection with this Agreement or the transactions contemplated hereby. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Related Party” or “Related Parties” is defined in Section 8.3(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaking, dispersing, injecting, depositing, placing, leaching, dumping, or disposing into the environment (including ambient air, vapor, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or property.

“Releasee” is defined in Section 10.2.

“Releasor” is defined in Section 10.2.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application (including general equitable principles), heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representative” is defined in the Preamble.

“Representative Holdback Amount” is defined in Section 2.10(b)(v).

“Representative Holdback Contribution Amount” means, with respect to each Fully-Diluted Stockholder, the total amount as set forth under the column “Representative Holdback Contribution Amount” opposite such Fully-Diluted Stockholder’s name on Schedule II hereto.

“Response Period” is defined in Section 9.5(b).

“SEC” shall mean the U.S. Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Section 280G Approval” is defined in Section 5.13(b).

“Seller Transaction Expenses” means (a) all fees, costs and expenses incurred by or on behalf of or payable by the Company or any of its Subsidiaries or by or on behalf of any stockholder of the Company or any of their respective Affiliates (to the extent the Company or any of its Subsidiaries is liable therefor) in respect of the contemplated sale of the Company, including the evaluation, preparation, negotiation, documentation, execution and performance of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, the solicitation of other potential buyers of the Company or any of its Subsidiaries or any of their respective Affiliates or consideration of other strategic alternatives, including those of all investment bankers, attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Company or any of its Subsidiaries in respect of this Agreement and the transactions contemplated hereby; (b) bonuses, retention payments, severance payments and other change-of-control payments payable by the Company or any of its Subsidiaries, in each case, as a result of or in connection with this Agreement or the transactions contemplated hereby (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) (but excluding, for the avoidance of doubt, any “double-trigger” severance or similar payments caused by actions taken by Parent or the Surviving Corporation after the Closing); (c) the employer portion of any withholding, payroll, employment or similar Taxes payable with respect to each In-the-Money Option; (d) any transaction, success, exit, monitoring, management or consulting fees payable to any equityholder of the Company or any Affiliate of such equityholder and any costs and expenses payable to any such equityholder, any Affiliate thereof or any of their respective representatives under any Contract pursuant to which such fees are payable; and (e) for the avoidance of doubt, all amounts payable pursuant to Section 2.10(b)(iv). Anything to the contrary herein notwithstanding, any costs, fees and expenses related to or incurred in connection with (A) directors’ and officers’ liability to the extent relating to matters arising following the Closing in accordance with Section 5.10 and the cost of the D&O Tail Policy pursuant to, and subject to the limitations set forth in, Section 5.10 and (B) the R&W Insurance Policy, including the R&W Insurance Premium, shall be excluded from Seller Transaction Expenses.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of October 31, 2014, among American Freight, Inc., American Freight Holdings, Inc., the lenders named therein and Keybank National Association, as administrative agent and collateral agent, and the other Persons party thereto, as amended, restated or otherwise modified from time to time and, in each case, all agreements and documents executed in connection therewith.

“Senior Credit Agreement Pay-off Letter” is defined in Section 2.10(b)(i).

“Series A Preferred Stock” is defined in Section 3.1(b).

“Solvent” is defined in Section 4.8.

“Special Escrow Account” is defined in Section 2.10(b)(iv).

“Special Escrow Agreement” means the Special Escrow Agreement, dated the Closing Date among the Representative, on behalf of the Fully-Diluted Stockholders, the Escrow Agent and Parent, substantially in the form of Exhibit D hereto.

“Special Escrow Amount” is defined in Schedule IV.

“Special Escrow Claim Period Expiration Date” is defined in Schedule IV.

“Special Escrow Contribution Amount” means, with respect to each Fully-Diluted Stockholder, the total amount as set forth under the heading “Special Escrow Contribution Amount” opposite such Fully-Diluted Stockholder’s name on Schedule II hereto.

“Special Claim Objection Notice” is defined in Section 9.5(b).

“Special Guarantor” is defined in Schedule IV.

“Special Guaranty” is defined in Section 9.8.

“Special Liability Claim” is defined in Section 9.5(a).

“Special Liability Matter” is defined in Schedule IV.

“Special Liability Threshold” is defined in Schedule IV.

“Specified Adjustment Amount” is defined in Schedule IV.

“Specified Person” is defined in Section 3.23.

“Specified Obligations” is defined in Schedule IV.

“Stock Certificate” means a stock certificate, which immediately prior to the Effective Time represents shares of Common Stock or Series A Preferred Stock.

“Stockholder Agreements” means each of the following agreements (a) the Stockholders’ Agreement of the Company, dated October 31, 2014, by and among the Company, The Resolute Fund III, L.P., and the other parties thereto, as amended from time to time, and (b) the Management Subscription Agreement, dated January 28, 2015, by and among the Company and the other parties thereto, as amended from time to time.

“Stockholder Support Agreement” is defined in the Recitals.

“Stockholder Written Consent” means written consents in the form attached hereto as Exhibit E irrevocably approving and adopting this Agreement, the Merger and the other transactions contemplated hereby executed and delivered by the holders of a majority of the shares of Common Stock and Series A Preferred Stock in accordance with Applicable Law (including the DGCL), the Certificate of Incorporation, the Bylaws and the Stockholders Agreements.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” is defined in the Recitals.

“Surviving Covenants” is defined in Section 10.1.

“Target Working Capital” means $32,205,564.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (a) any income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties, or additions to tax incurred under Applicable Law with respect to taxes, whether disputed or not; (b) any Liability for payment of any amounts described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, and (c) any Liability for the payment of any amounts of the type described in clause (a) or clause (b) of this definition by operation of law or as a result of Tax-related agreements.

“Tax Returns” means any report, return (including any information return), declaration or other filing required to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Termination Date” is defined in Section 8.1(b).

“Termination Fee” is defined in Section 8.2(b)(i).

“TJC Management Consulting Agreement” means (x) The Jordan Company, L.P. Management Consulting Agreement, dated as of October 31, 2014, by and between The Jordan Company, L.P., the Company and the other Persons party thereto and (y) the Compliance and Reporting Agreement, dated as of October 31, 2014, by and between The Jordan Company, L.P., the Company and the other Persons party thereto.

“TJC Pay-off Letter” is defined in Section 2.10(b)(iv)(A).

“Top Suppliers” is defined in Section 3.20.

“Top Vendors” is defined in Section 3.20.

“Trade Secrets” means all know-how, trade secrets and confidential or proprietary information, including concepts, methods, practices, processes, designs, customer and supplier lists, technical information, inventions and discoveries, in each case, in any form or medium.

“Trademarks” is defined in the definition of “Intellectual Property”.

“Transaction Engagement” is defined in Section 11.16(a).

“Unpaid Seller Transaction Expenses” means the amount of Seller Transaction Expenses incurred and unpaid as of immediately prior to the Closing that is not paid on the Closing Date and which remains an obligation of the Company Group; provided, that any Seller Transaction Expenses included or reflected in the determination of Working Capital or in Assumed Indebtedness shall not be considered Unpaid Seller Transaction Expenses hereunder.

“Waived 280G Benefits” is defined in Section 5.13(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Warrant Cancellation Agreement” shall have the meaning set forth in Section 2.10(d)(i).

“Warrant Document” shall mean each contract evidencing a Warrant.

“Warrant Exercise Proceeds” shall mean an amount equal to the aggregate exercise price of all unexercised In-the-Money Warrants outstanding immediately prior to the Effective Time.

“Warrantholder” and “Warrantholders” shall mean each of the holders of the Company’s issued and outstanding Warrants.

“Warrants” shall mean the issued and outstanding warrants to purchase shares of Common Stock.

“Working Capital” means (a) the current assets (excluding Closing Date Cash) of the Company Group on a consolidated basis minus (b) the current liabilities (excluding Indebtedness, Seller Transaction Expenses and the Specified Obligations) of the Company Group on a consolidated basis, in each case, as of the Determination Time, and calculated in accordance with the Accounting Principles.

“Working Capital Adjustment” is defined in Section 2.10(a)(iii).

ARTICLE II

MERGER OF MERGER SUB INTO THE COMPANY

2.1              Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Company shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

2.2              Closing.

(a)               The Closing shall take place at the offices of Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York 10020, at 10:00 A.M. (Eastern Time) on (i) the date which is three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII (excluding the conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date, time and place as may be agreed by Parent, the Company and the Representative; provided, however, that, notwithstanding the foregoing, unless Parent otherwise consents in writing in its sole discretion, the Closing shall not occur prior to the Inside Date. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

(b)               At or prior to the Closing, the Company shall deliver the following to Parent:

(i)                 the Senior Credit Agreement Pay-off Letter;

(ii)              the TJC Pay-off Letter;

(iii)            the Harris Williams Pay-off Letter;

(iv)             the Adjustment Escrow Agreement and Special Escrow Agreement, in each case, duly executed by (x) the Company and the Representative, on behalf of the Fully-Diluted Stockholders, and (y) the Escrow Agent;

(v)               resignation letters, effective as of the Closing, from such officers and directors of each member of the Company Group who are not principally employed by a member of the Company Group;

(vi)             a certificate stating that the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the three-year period ending on the Closing Date;

(vii)          a certificate, dated the Closing Date, duly executed by an officer of the Company certifying as to the matters set forth in Sections 6.1, 6.2 and 6.6;

(viii)        duly executed and delivered Warrant Cancellation Agreements and either (A) original Warrant agreements or (B) if such Warrant agreement is lost, stolen, mutilated or destroyed, an affidavit of that fact by the Person claiming such Warrant agreement to be lost, stolen, mutilated or destroyed and which shall indemnify the Surviving Corporation and Parent in a manner reasonably satisfactory to the Surviving Corporation and Parent against any claim that may be made against the Company, Parent, Merger Sub or the Surviving Corporation with respect to such Warrant agreement alleged to have been lost, stolen, mutilated or destroyed, in each case, from all Warrantholders; and

(ix)             the Special Guaranty, duly executed by the Special Guarantor.

(c)               At or prior to the Closing, Parent and Merger Sub shall deliver the following:

(i)                 the Estimated Merger Consideration as specified in Section 2.10(b), by wire transfer of cash to such account or accounts as are indicated in the funds flow memo delivered to Parent in accordance with Section 2.10(b);

(ii)              to the Escrow Agent, the Adjustment Escrow Agreement and the Special Escrow Agreement, in each case, duly executed by Parent and the Escrow Agent;

(iii)            to the Representative, a copy of the fully bound R&W Insurance Policy; and

(iv)             to the Representative, certificates, dated the Closing Date, duly executed by an officer of each of Parent and Merger Sub certifying as to the matters set forth in Sections 7.1 and 7.2.

2.3              Effective Time. Contemporaneously with the Closing, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

2.4              Effects of the Merger. The Merger shall have the effects provided herein and set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company shall be, and all debts, liabilities, obligations and duties of Merger Sub shall become, the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5              Certificate of Incorporation and By-Laws. Subject to compliance with Section 5.9, the certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with Applicable Law.

2.6              Directors and Officers. Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time (except to the extent such officers have resigned as may be required herein).

2.7              Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a)               Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, as of and after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)               Each share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) and all rights in respect thereof, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive the payment set forth in Section 2.10(c), in cash, payable to the holder thereof without interest, upon the satisfaction of the conditions set forth in Section 2.10(d)(i), and such shares shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist. Notwithstanding anything to the contrary herein, (i) any amount to be paid in respect of any share of Common Stock, Option or Warrant in connection with the Closing shall be paid without interest and subject to applicable withholding Taxes, and (ii) no Adjustment Escrow Pro Rata Amount, Special Escrow Contribution Amount or Representative Holdback Contribution Amount, or any portion thereof, shall be paid to any Fully-Diluted Stockholder, and no such Fully-Diluted Stockholder shall be entitled to any such amount, until such time after the Closing Date and only to the extent that any remaining amount in the Adjustment Escrow Account or the Special Escrow Account or the remaining amount of the Representative Holdback Amount, as applicable, is required to be released by the Escrow Agent or the Representative, as applicable, and paid to the Fully-Diluted Stockholders pursuant to this Agreement, the Adjustment Escrow Agreement and the Special Escrow Agreement, as applicable.

(c)               Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time (“Excluded Shares”) shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d)               Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding until surrendered and redeemed as provided in this Agreement.

2.8              Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Common Stock Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise are not entitled to appraisal of such shares of Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate Per Share Common Stock Merger Consideration upon surrender in the manner provided in Section 2.10, of the Stock Certificate or Stock Certificates that, immediately prior to the Effective Time, evidenced such shares of Common Stock. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her or its shares for any purpose or receive payment of dividends or other distributions with respect to his or her or its shares (except dividends or distributions payable to stockholders of record at a date which is prior to the Effective Time).

2.9              Options and Warrants.

(a)               Prior to the Effective Time, the board of directors of the Company shall take all action necessary under the 2015 Stock Option Plan so that (i) immediately prior to the Effective Time each issued and outstanding In-the-Money Option which is unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, (ii) at the Effective Time, each Option that is not an In-the-Money Option, if any, shall be automatically canceled and extinguished with no right to receive any consideration or payment and (iii) at the Effective Time all issued and outstanding In-the-Money Options shall be deemed exercised and automatically converted into the right to receive, at such time and in the manner provided in Section 2.10 and subject to adjustment in accordance with this Agreement (including Section 2.12), the applicable Per Option Merger Consideration, subject to any applicable withholding Taxes, in full satisfaction of the rights of such holder with respect thereto. At the Effective Time, the Representative shall pay to (x) the Company for further payment to each Optionholder who is employed or was previously employed by the Company or any of its Subsidiaries through the Company’s (or the applicable Subsidiary’s) payroll system, subject to any applicable withholding Taxes, the applicable Per Option Merger Consideration due under this Section 2.9(a) with respect to each issued and outstanding In-the-Money Option held by such Optionholder and (y) each Optionholder who is not and was not previously employed by the Company or any of its Subsidiaries, on behalf of the Company and subject to any applicable withholding Taxes, the applicable Per Option Merger Consideration due under this Section 2.9(a) with respect to each issued and outstanding In-the-Money Option held by such Optionholder. Further payments to which each Optionholder is entitled shall be paid by the Representative to the Company for further payment to such Optionholder through the Company’s (or its applicable Subsidiary’s) payroll system (if such Optionholder is currently or was formerly employed by the Company or any of its Subsidiaries), or to the Optionholder directly (if the Optionholder is not currently or was not formerly employed by the Company or any of its Subsidiaries), in each case, subject to any applicable withholding Taxes, as, if and when an amount is released or paid to the Representative pursuant to the terms of this Agreement, the Adjustment Escrow Agreement and the Special Escrow Agreement.

(b)               Prior to the Effective Time, the board of directors of the Company shall take all action necessary under the Warrant Documents so that (i) immediately prior to the Effective Time each issued and outstanding In-the-Money Warrant which is unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, (ii) at the Effective Time, each Warrant that is not an In-the-Money Warrant, if any, shall be automatically canceled and extinguished with no right to receive any consideration or payment and (iii) at the Effective Time all issued and outstanding In-the-Money Warrants shall be deemed exercised and automatically converted into the right to receive, at such time and in the manner provided in Section 2.10 and subject to adjustment in accordance with this Agreement (including Section 2.12), the applicable Per Warrant Merger Consideration, subject to any applicable withholding Taxes, in full satisfaction of the rights of such holder with respect thereto. At the Effective Time, the Representative shall pay to each such Warrantholder, on behalf of the Company and subject to any applicable withholding Taxes, the applicable Per Warrant Merger Consideration due under this Section 2.9(b) with respect to such issued and outstanding In-the-Money Warrant. Further payments to each Warrantholder shall be made by the Representative as, if and when an amount is released or paid to the Representative pursuant to the terms of this Agreement, the Adjustment Escrow Agreement and the Special Escrow Agreement.

2.10          Payment of Merger Consideration.

(a)               For purposes of this Agreement, the “Merger Consideration” will be an aggregate amount equal to:

(i)                 Four Hundred Fifty Million Dollars ($450,000,000);

(ii)              plus, the Closing Date Cash;

(iii)            plus, the difference between the Target Working Capital and the Working Capital, expressed as (A) a positive number if the Working Capital is greater than the Target Working Capital, (B) a negative number if the Working Capital is less than the Target Working Capital or (C) zero if the Working Capital is equal to the Target Working Capital (the “Working Capital Adjustment”);

(iv)             plus, the Specified Adjustment Amount;

(v)               minus, the Unpaid Seller Transaction Expenses; and

(vi)             minus, the Assumed Indebtedness.

(b)               No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a written statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (A) the Closing Date Cash, (B) the Working Capital, (C) the Working Capital Adjustment, (D) the Specified Adjustment Amount, (E) the Unpaid Seller Transaction Expenses, (F) the Assumed Indebtedness and (G) based on the foregoing, the Merger Consideration (the “Estimated Merger Consideration”), in each case, as of immediately prior to the Effective Time (except for the Working Capital and Closing Date Cash, which shall be calculated as of the Determination Time), and including reasonably detailed supporting information and calculations of the components thereof prepared by the Company in good faith based on the Company Group’s books and records, and, based on the foregoing, the aggregate amount of the Merger Consideration to which each Fully-Diluted Stockholder is entitled pursuant to this Agreement (including the applicable Adjustment Escrow Pro Rata Amount, Special Escrow Contribution Amount and Representative Holdback Contribution Amount with respect to each Fully-Diluted Stockholder) and the calculation thereof and the amount that each holder of Series A Preferred Stock is entitled to receive in connection with the redemption of the series A Preferred Stock pursuant to Section 2.11, in each case prepared in accordance with this Agreement, the Governing Documents of the Company and any other applicable Contracts between the Company or any of its Subsidiaries and such Person, such amounts with respect to each Fully-Diluted Stockholder shall be set forth in the funds flow memo to be delivered to Parent pursuant to this Section 2.10(b). During the period immediately following Parent’s receipt of the Estimated Closing Statement until the Closing, the Company agrees to make reasonably available to Parent its employees, advisors and representatives who prepared the Estimated Closing Statement in order to respond to the reasonable questions of Parent regarding the Estimated Closing Statement, if any. Without limiting the rights of Parent pursuant to Section 2.12, the Company shall consider in good faith any potential adjustments to the Estimated Closing Statement raised by Parent and shall, if the Company agrees with any such adjustments after good faith determination by the Company, reflect such adjustments in an updated version of the Estimated Closing Statement. At the Closing:

(i)                 Parent shall pay on behalf of the Company, all principal of, interest on, premium, if any, expenses, break fees and other amounts owing under the Senior Credit Agreement, or such lesser amounts as may be negotiated between the Company and the other parties to the Senior Credit Agreement, as such amounts and pursuant to such wire instructions as are set forth in the pay-off and discharge letter executed by the administrative agent under the Senior Credit Agreement and delivered to the Company and Parent no later than one (1) Business Day prior to the Closing Date, in form and substance reasonably satisfactory to Parent and the Financing Sources (the “Senior Credit Agreement Pay-off Letter”);

(ii)              Parent shall pay to the Company the redemption price, including all accrued and unpaid dividends through the Closing Date, required to be paid in connection with the Closing pursuant to the Company’s Governing Documents in respect of the Series A Preferred Stock tendered for redemption at or prior to the Closing, to pay to the holders of such tendered Series A Preferred Stock, which amount shall be confirmed in writing by the Company to Parent at least one (1) Business Day prior to the Closing Date and shall be paid without interest (other than accrued and unpaid dividends as of the Closing under the Company’s Governing Documents) and subject to applicable withholding Taxes;

(iii)            Parent shall deposit $2,250,000 (the “Adjustment Escrow Amount”) into the escrow account (the “Adjustment Escrow Account”) established by the Representative, on behalf of the Fully-Diluted Stockholders, under the Adjustment Escrow Agreement, which Adjustment Escrow Amount will be available pursuant to the terms and conditions of the Adjustment Escrow Agreement and this Agreement to satisfy the obligations of the Company in respect of adjustments in favor of Parent pursuant to Section 2.12;

(iv)             Parent shall deposit the Special Escrow Amount into the special escrow account (the “Special Escrow Account”) established by the Representative, on behalf of the Fully-Diluted Stockholders, under the Special Escrow Agreement, which Special Escrow Amount will be available pursuant to the terms and conditions of the Special Escrow Agreement to satisfy the indemnification obligations of the Fully-Diluted Stockholders in favor of the Indemnified Persons pursuant to Article IX;

(v)               Parent shall pay (A) any and all accrued and unpaid transaction, monitoring, management, consulting and similar fees, costs and expenses and investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby under the TJC Management Consulting Agreement and any other accrued and unpaid costs and expenses under the TJC Management Consulting Agreement, as such amounts are set forth in the pay-off, termination and discharge letter executed by The Jordan Company, L.P. and delivered to the Company and Parent at least one (1) Business Day prior to the Closing Date, in form and substance reasonably satisfactory to Parent (the “TJC Pay-off Letter”) and (B) fees and expenses to Harris Williams as investment banking and financial advisory fees and other fees and expenses, in each case contemplated by a letter agreement between Harris Williams and the Company, dated February 20, 2019, in connection with this Agreement and the transactions contemplated hereby, as set forth in the pay-off letter executed by Harris Williams and delivered to the Company and Parent at least one (1) Business Day prior to the Closing Date, in form and substance reasonably satisfactory to Parent (the “Harris Williams Pay-off Letter”);

(vi)             Parent shall deposit $1,300,000 (the “Representative Holdback Amount”) to an account designated by the Representative, which Representative Holdback Amount will be available to satisfy the obligations of the Representative in accordance with Section 11.17(b);

(vii)          Parent shall pay to the Company the amount of the Fully-Diluted Stockholder Proceeds (as defined below) attributable to any Optionholders pursuant to this Agreement who are employed or were previously employed by the Company and/or any of its Subsidiaries (the “Payroll Amount”), for payment to such Optionholders through the Company’s payroll system; and

(viii)        Parent shall pay to the Representative an amount equal to (A) the Fully-Diluted Stockholder Proceeds minus (B) the Payroll Amount, to pay to the applicable Fully-Diluted Stockholders (other than Optionholders who are employed or were previously employed by the Company and/or any of its Subsidiaries, it being understood that such Optionholders are being paid in accordance with Section 2.10(b)(vi) above) pursuant to this Agreement on behalf of the Company.

Notwithstanding anything to the contrary herein, (A) each of the payments in clauses (b)(i), (b)(ii) and (b)(v) above by Parent will be considered payments on behalf of the Company Group and in respect of obligations and liabilities of the Company or its applicable Subsidiary and will reduce the amount otherwise payable to the holders of Common Stock, Options and Warrants hereunder and (B) upon payment by Parent of the foregoing amounts set forth in clauses (b)(iii), (b)(iv), (b)(vi), (b)(vii) and (b)(viii), Parent shall have no further obligation to pay any such amounts to the Persons entitled thereto and the Persons entitled to payment of such amounts shall look to the Representative, the Escrow Agent or the Company (to the extent such amounts are required to be paid through the Company’s payroll system), as applicable for any such payment. The proceeds from the Estimated Merger Consideration less the amounts set forth in clauses (b)(i)-(b)(vi) above (assuming for this purpose that all outstanding shares of Series A Preferred Stock have been tendered for redemption) are referred to as the “Fully-Diluted Stockholder Proceeds.” Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by the Representative in a “funds flow memo” to be delivered to Parent by the Representative not less than three (3) Business Days prior to the Closing Date, reflecting the wire transfer instructions of the recipients identified in Section 2.10(b) above and the applicable amounts to be paid to each such recipient pursuant to Section 2.10(b) above, in each case including with respect to each Optionholder entitled to receive a portion of the Payroll Amount pursuant to clause (b)(v) above.

(c)               From and after the Closing, subject to the provisions of Section 2.10(d), the Representative shall pay out of the Fully-Diluted Stockholder Proceeds, (i) to each Common Stockholder, an amount equal to (A) the Per Share Common Stock Merger Consideration for each share of Common Stock held by such Common Stockholder immediately prior to the Effective Time and surrendered in accordance with this Section 2.10 minus (B) the sum of (1) the Adjustment Escrow Pro Rata Amount, (2) the Special Escrow Contribution Amount and (3) the Representative Holdback Contribution Amount, in each case with respect to such Common Stockholder, (ii) to each Optionholder, an amount equal to (A) the Per Option Merger Consideration for each issued and outstanding In-the-Money Option held by such Optionholder immediately prior to the Effective Time and surrendered to the Company in accordance with this Section 2.10 minus (B) the sum of (1) the Adjustment Escrow Pro Rata Amount, (2) the Special Escrow Contribution Amount and (3) the Representative Holdback Contribution Amount, in each case with respect to such Optionholder and (iii) to each Warrantholder, an amount equal to (A) the Per Warrant Merger Consideration for each issued and outstanding In-the-Money Warrant held by such Warrantholder and surrendered to the Company in accordance with this Section 2.10 minus (B) the sum of (1) the Adjustment Escrow Contribution Amount, (2) the Special Escrow Contribution Amount and (3) the Representative Holdback Contribution Amount, in each case with respect to such Warrantholder. It is acknowledged and agreed that, notwithstanding anything to the contrary herein, with respect to any Optionholders, Warrantholders who are employed or were previously employed by the Company and/or its Subsidiaries at the time of any such payment, such amounts shall be paid to such Optionholder and Warrantholder, as applicable, through the Company’s payroll system.

(d)               The Company and the Representative shall comply with the following provisions applicable to payment of the Per Share Common Stock Merger Consideration, the Per Option Merger Consideration and the Per Warrant Merger Consideration:

(i)                 Without limiting the Company’s obligations set forth in Sections 2.11 or 5.13, within ten (10) Business Days following the date hereof, the Company will mail or will cause to be mailed (A) to each record holder of Stock Certificates representing shares of Common Stock held by such holder immediately prior to the Effective Time a letter of transmittal substantially in the form attached hereto as Exhibit F (each, a “Letter of Transmittal”), which shall specify that delivery shall be effected, only upon proper surrender of the Stock Certificates, together with such Letter of Transmittal properly completed and duly executed, to the Representative, and instructions for use in surrendering such Stock Certificates representing shares of Common Stock held by such holder immediately prior to the Effective Time and receiving the Per Share Common Stock Merger Consideration in respect of the Common Stock evidenced thereby, (B) to each record holder of issued and outstanding Options an option cancellation agreement in the form attached hereto as Exhibit G (“Option Cancellation Agreement”), which shall specify that delivery shall be effective only upon delivery of such Option Cancellation Agreement properly completed and duly executed, to the Representative in exchange for receiving the aggregate Per Option Merger Consideration in respect of the issued and outstanding Options and (C) to each record holder of issued and outstanding Warrants a warrant cancellation agreement in the form attached hereto as Exhibit H (“Warrant Cancellation Agreement”), which shall specify that delivery shall be effective only upon delivery of such Warrant Cancellation Agreement properly completed and duly executed, to the Representative in exchange for receiving the aggregate Per Warrant Merger Consideration in respect of the issued and outstanding Warrants. Upon the surrender of each such Stock Certificates representing shares of Common Stock held by such holder immediately prior to the Effective Time and a properly completed and duly executed Letter of Transmittal and/or a properly completed and duly executed Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, in each case together with a duly executed counterpart signature page to the Stockholder Support Agreement, the Representative or the Surviving Corporation, as applicable, shall pay the holder of such Stock Certificate, Option or Warrant, as applicable, an amount from the Fully-Diluted Stockholder Proceeds as determined in accordance with Section 2.10(c) in consideration therefor, and such Stock Certificate, Option agreement or Warrant Documents, as applicable, shall forthwith be canceled. Until so surrendered, each such Stock Certificate, Option or Warrant (other than Stock Certificates representing Common Stock held by the Company or Excluded Shares) shall represent solely the right to receive the Per Share Common Stock Merger Consideration, the Per Option Merger Consideration or the Per Warrant Merger Consideration, as applicable, relating thereto. The Company or the Representative shall promptly deliver to Parent copies of any Letter of Transmittal, Option Cancellation Agreement, Warrant Cancellation Agreement, Stock Certificate and any other documentation executed and delivered by the Fully-Diluted Stockholders and the holders of Series A Preferred Stock received by it in connection with the Closing.

(ii)              After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Representative, they shall be surrendered and canceled as provided in this Article II. If, after the Effective Time, Option Cancellation Agreements or Warrant Cancellation Agreements are delivered to the Surviving Corporation or the Representative, the underlying Options or Warrants, as applicable, shall be assigned and canceled as provided in this Article II.

(iii)            No interest shall accrue or be paid on the cash payable upon the delivery of Stock Certificates, Letters of Transmittal, Option Cancellation Agreements and/or Warrant Cancellation Agreements. Neither the Representative nor any other party hereto shall be liable to a Common Stockholder, Optionholder or Warrantholder for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(iv)             The Representative will deliver or will cause to be delivered to the Surviving Corporation all surrendered Stock Certificates, Letters of Transmittal, Option Cancellation Agreements and/or Warrant Cancellation Agreements, if applicable, on the Closing Date. Unless otherwise required by Applicable Law, any amount held by the Representative that remains undistributed to the Fully-Diluted Stockholders after six (6) months following the Closing Date shall be paid by the Representative to the Surviving Corporation and any holder of Stock Certificates or Optionholder or Warrantholder, who has not theretofore complied with the provisions of this Article II shall thereafter be entitled to look only to the Surviving Corporation for payment of their claim for the consideration set forth in this Article II, without interest thereon, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under Applicable Law.

(v)               In the event that any Stock Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen, mutilated or destroyed and upon satisfaction of the conditions set forth below, the Representative will issue, or will cause to be issued, in exchange for such lost, stolen, mutilated or destroyed Stock Certificate the payments with respect to such Stock Certificate to which such Person is entitled pursuant to this Article II. When authorizing such payment in exchange for any lost, stolen, mutilated or destroyed Stock Certificate, the Person to whom the payments with respect to such Stock Certificate to which such Person is entitled pursuant to this Article II is to be paid shall, at the request of the Surviving Corporation or Parent, give the Surviving Corporation and Parent an affidavit of that fact satisfactory to the Surviving Corporation and Parent which shall indemnify the Surviving Corporation and Parent in a manner reasonably satisfactory to the Surviving Corporation and Parent against any claim that may be made against the Company, Parent, Merger Sub or the Surviving Corporation with respect to the Stock Certificate alleged to have been lost, stolen, mutilated or destroyed and to the extent any shares of Common Stock are held in “book entry” or other similar format, reasonable provision shall be made by the parties hereto with respect to the surrender of such shares and payments hereunder in respect thereof, mutatis mutandis. The foregoing provisions of this Section 2.10(d)(v) shall apply mutatis mutandis in respect of any Options and Warrants that are evidenced by documents that by their terms require delivery and cancellation thereof and the holders thereof.

(vi)             If payment of any portion of the Estimated Merger Consideration or Merger Consideration as finally determined pursuant to Section 2.12 in respect of the Common Stock is to be made to a Person other than the Person in whose name a surrendered certificate of Common Stock is registered, it shall be a condition to such payment that the certificate of Common Stock so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of the Representative that such Taxes either have been paid or are not payable. The foregoing provisions of this Section 2.10(d)(vi) shall apply mutatis mutandis in respect of any Options and Warrants.

(e)               Parent shall be entitled to deduct and withhold from the Merger Consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax law. If any withholding Taxes are to be withheld (other than any backup withholding or any employment related withholding), Parent and Merger Sub shall use reasonable efforts to provide written notice to the Company, no later than five (5) Business Days prior to the Closing Date, describing the legal basis for, and the amount of, such withholding Tax, and the parties shall cooperate in good faith to obtain exemption from or to otherwise reduce or eliminate such Tax. Any amounts so withheld shall be paid over to the appropriate Taxing authority. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Parent.

2.11          Redemption. Prior to or concurrently with the mailing of the Letters of Transmittal pursuant to this Agreement, the Company shall send a notice of redemption to each holder of Series A Preferred Stock in a form to be mutually agreed upon by the Company and Parent to effect the redemption of the Series A Preferred Stock as provided in Section 2.10(b) and this Section 2.11, which notice shall be delivered pursuant to and in accordance with the Company’s Governing Documents. Prior to the Closing, the Company shall cooperate with Parent and take all actions and execute and deliver such documents and instruments that are necessary or appropriate to effectuate the redemption of Series A Preferred Stock at the Closing. At the Closing, the Company shall redeem in full the Series A Preferred Stock, and at or prior to the Closing, the Company shall cause each Person who is a holder of such capital stock to deliver to the Company the certificates evidencing their shares of Series A Preferred Stock and other requisite documentation relating thereto (including duly executed Letters of Transmittal), as applicable, and the Company shall cancel such certificates upon receipt of such certificates and other requisite documentation. The provisions of Section 2.10(d) shall apply in respect of the shares of Series A Preferred Stock and the holders thereof, mutatis mutandis (including with respect to any lost, stolen, mutilated or destroyed Stock Certificates). At the Effective Time, all Series A Preferred Stock shall be deemed cancelled, no further dividends, interest or other amounts shall accrue thereon and all rights of the holders of Series A Preferred Stock shall cease and terminate, other than the right of such holders of Series A Preferred Stock, subject to compliance with the preceding sentence of this Section 2.11, to receive payment of the applicable redemption price in accordance with the Governing Documents.

2.12          Estimated Merger Consideration Adjustment.

(a)               As soon as reasonably practicable, but not later than sixty (60) calendar days after the Closing Date, Parent shall (i) prepare a statement of the calculation of (A) the Closing Date Cash, (B) the Working Capital, (C) the Working Capital Adjustment, (D) the Specified Adjustment Amount, (E) the Unpaid Seller Transaction Expenses, (F) the Assumed Indebtedness and (G) based on the foregoing, the Merger Consideration (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to the Representative. The Closing Date Statement shall be prepared in good faith and in addition, the calculations of Closing Date Cash, Working Capital and the Working Capital Adjustment shall be calculated on a basis consistent with the Accounting Principles, as applicable, and such Closing Date Statement shall include a comparison of any differences between the calculations set forth in the Estimated Closing Statement and the Closing Date Statement with respect thereto, together with reasonable supporting materials used in the preparation of the Closing Date Statement. The parties agree that the purpose of determining the Working Capital Adjustment and the related adjustments to the Merger Consideration (and the components thereof) contemplated by this Section 2.12 is to ensure compliance with the Accounting Principles and the provisions of this Agreement in connection with calculating such amounts and to measure any differences between the Estimated Merger Consideration and the Merger Consideration as finally determined pursuant to this Section 2.12 and the components thereof (including changes in Working Capital), and such process is not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, assumptions, conventions, categorizations, definitions, techniques (including in respect of management’s exercise of judgment), classifications or estimation methodologies different than the Accounting Principles or the definitions or provisions related thereto set forth in this Agreement, as applicable. No new class or classes of liabilities, asset reserves, or valuation allowances shall be introduced in the preparation of the Closing Date Statement that were not set forth in the Estimated Closing Statement. Additionally, there shall be no additional provision or accrual or increase in any existing provision or accrual included in the Closing Date Statement except to the extent such provision or accrual was inconsistent with the Accounting Principles or new facts or events have arisen before the Closing Date that, applying the same management judgment, methodologies, practices, classification, policies and procedures, justify such a provision, accrual or increase. If, for any reason, Parent fails to deliver the Closing Date Statement to the Representative within the sixty (60) calendar day period contemplated by the first sentence of this Section 2.12(a), then the Estimated Closing Statement delivered by the Company to Parent pursuant to Section 2.10(b) shall, except as otherwise agreed in writing by Parent and the Representative, be deemed to be the Closing Date Statement for all purposes of this Agreement, and all of the rights of the Representative under this Section 2.12 shall apply to the Estimated Closing Statement, including the right to dispute the calculations set forth therein in accordance with the provisions set forth in this Section 2.12, mutatis mutandis.

(b)               In connection with the review of the Closing Date Statement by the Representative, Parent shall provide the Representative and its representatives with reasonable access to the books and records, personnel, facilities and representatives of the Company and furthermore, the Representative shall have the right to review the work papers of Parent underlying or utilized in preparing the Closing Date Statement and the calculation of the Merger Consideration, in each case, during normal business hours and upon reasonable advance written request by the Representative; provided, that the independent accountants of the Surviving Corporation after the Closing, if any, shall not be obligated to make any such work papers available to the Representative unless and until the Representative has signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(c)               Within thirty (30) calendar days after its receipt of the Closing Date Statement, the Representative shall inform Parent in writing either (i) that the Closing Date Statement is acceptable or (ii) of any good faith objection to the Closing Date Statement, setting forth in reasonable detail the basis for each such objection and the specific adjustment to amounts, determinations and calculations set forth on the Closing Date Statement that the Representative believes should be made, with reasonable supporting materials (an “Objection Notice”). If the Representative does not timely deliver an Objection Notice with respect to the Closing Date Statement within such thirty (30) calendar day period, the Closing Date Statement will be final, conclusive and binding on the parties. If an Objection Notice is timely delivered within such thirty (30) calendar day period, Parent and the Representative shall negotiate in good faith to resolve each dispute raised therein (each, a “Disputed Item”) and any resolution by them as to any such Disputed Item shall be final, conclusive and binding. To the extent any item or calculation set forth in the Closing Date Statement is not set forth in such Objection Notice as a Disputed Item, such item or calculation shall be deemed final, conclusive and binding on the parties. If Parent and the Representative, notwithstanding such good faith efforts, fail to resolve any Disputed Item within thirty (30) calendar days after the Representative timely delivers an Objection Notice or such longer period as the parties mutually agree in writing, then Parent and the Representative shall jointly engage Alvarez & Marsal or another mutually agreeable independent accounting firm capable of serving as an expert with relevant experience in resolving such disputes, which firm is not the regular auditing firm of Parent, the Surviving Corporation or the Representative (the “Referral Firm”), to resolve only any remaining Disputed Items as soon as practicable thereafter (but in any event, within thirty (30) calendar days after engagement of the Referral Firm or such longer period as the Referral Firm may reasonably require). All Disputed Items that are resolved between the parties or are determined by the Referral Firm will be final, conclusive and binding on the parties, absent manifest error. Notwithstanding any other provision of this Agreement to the contrary, the failure of the Referral Firm to strictly conform to any deadline or time period prescribed herein shall not render the determination of the Referral Firm invalid and shall not be a basis on which a party may seek to overturn any determination rendered by the Referral Firm. Upon the earlier to occur of (A) the agreement of the parties with respect to all Disputed Items, (B) the decision of the Referral Firm with respect to all Disputed Items or (C) the Representative’s failure to deliver an Objection Notice to Parent within the 30-day period referred to above, the Closing Date Statement, as it may be adjusted in accordance with this Section 2.12 (the “Final Closing Date Statement”), shall be final, conclusive and binding against the parties hereto. The Final Closing Date Statement shall be deemed to set forth the final Closing Date Cash, Working Capital, Working Capital Adjustment, the Specified Adjustment Amount, Unpaid Seller Transaction Expenses, Assumed Indebtedness and Merger Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(d)               In resolving any Disputed Item, the Referral Firm (i) shall act as an expert, (ii) shall be bound by the provisions of this Section 2.12, (iii) may not assign a value to any Disputed Item greater than the greatest value claimed for such Disputed Item or less than the smallest value for such Disputed Item claimed by either Parent in the Closing Date Statement or the Representative in the Objection Notice, (iv) shall limit its decision to each Disputed Item and shall disregard any negotiations or settlement offers exchanged between the parties with respect to any Disputed Item and (v) shall make its determination based solely on presentations by Parent and the Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review). For purposes of complying with this Section 2.12, Parent and the Representative shall furnish to each other and to the Referral Firm such work papers and other documents and information relating to the Disputed Items as the Referral Firm may require and that are available to such party (or its independent public accountants) from whom such documents or information are requested. The Referral Firm shall deliver its determination of the Disputed Items to Parent and the Representative in writing, together with a reasonable basis for its determination of each Disputed Item. The parties shall direct the Referral Firm to deliver such final determination of the Disputed Items to Parent and the Representative within thirty (30) calendar days after the referral of the Disputed Items to the Referral Firm. Neither Parent nor the Representative shall engage in ex parte communications with the Referral Firm with respect to any Disputed Item until the Referral Firm issues its final determination in accordance with this Section 2.12. The fees and expenses of the Referral Firm shall be allocated between Parent and the Representative in inverse proportion to their success on the Disputed Items, i.e. that (A) Parent shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of the Disputed Items submitted to the Referral Firm that are resolved against Parent (as finally determined by the Referral Firm) and the denominator of which is the total dollar value of the Disputed Items so submitted and (B) the Representative shall be responsible for the remaining amount of fees and expenses, which amount shall be paid out of the Adjustment Escrow Account. For example, if the Disputed Items total $1,000 and the Referral Firm awards $600 in favor of the Representative’s position, then 60% of the fees and expenses of the Referral Firm would be borne by Parent and 40% of such fees and expenses would be borne by the Representative. In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Parent and the Representative in accordance with such allocation methodology, such determination to be final and binding on both Parent and the Representative (absent manifest error). Except as otherwise set forth in this Section 2.12(d), the fees and expenses of the Representative and its representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by the Representative, and the fees and expenses of Parent and its representatives incurred in connection with the Closing Date Statement and any Disputed Items shall be borne by Parent.

(e)               Promptly after their receipt of the Final Closing Date Statement, Parent and the Representative shall compute the Actual Adjustment. If the Actual Adjustment is a negative amount, then Parent shall be entitled to receive, promptly and in any event within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 2.12, from the Adjustment Escrow Account an amount in cash equal to the absolute value of the Actual Adjustment, to be paid solely out of the Adjustment Escrow Account. Concurrently with the payment described in the foregoing sentence, the Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent to release the balance of the Adjustment Escrow Account (including any interest and other amounts accrued) established under the Adjustment Escrow Agreement, if any, to the Representative in accordance with the terms of the Adjustment Escrow Agreement, which amount, upon receipt by the Representative from the Adjustment Escrow Account, will be distributed by the Representative to the Fully-Diluted Stockholders in accordance with their Ownership Percentages. PARENT AGREES THAT ITS SOLE SOURCE OF RECOVERY UNDER THIS SECTION 2.12 SHALL BE LIMITED TO, AND SHALL NOT EXCEED IN THE AGGREGATE, THE ADJUSTMENT ESCROW ACCOUNT. If the Actual Adjustment is a positive amount, the Representative shall be entitled to receive, promptly and in any event within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 2.12, from Parent an amount in cash equal to the Actual Adjustment, which amount, (i) shall in no event exceed the Adjustment Escrow Amount and (ii) upon receipt by the Representative from Parent, will be distributed by the Representative to the Fully-Diluted Stockholders in accordance with their Ownership Percentages. THE COMPANY AGREES THAT ITS RECOVERY UNDER THIS SECTION 2.12 SHALL NOT EXCEED IN THE AGGREGATE, THE ADJUSTMENT ESCROW AMOUNT. Concurrently with the payment described in the foregoing sentence, the Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent to release the balance of the Adjustment Escrow Account (including any interest and other amounts accrued) established under the Adjustment Escrow Agreement to the Representative in accordance with the terms of the Adjustment Escrow Agreement, which amount will be distributed by the Representative to the Fully-Diluted Stockholders in accordance with their Ownership Percentages. Parent hereby covenants and agrees that it and the Surviving Corporation or an Affiliate thereof shall have sufficient immediately available funds after the Closing to make any payments to the Representative pursuant to this Section 2.12.

(f)                Absent actual fraud, this Section 2.12 shall be the sole and exclusive remedy of the parties hereto with respect to the determination of the Merger Consideration; provided, however, that in no event shall Parent, the Representative or any other Person be entitled to any duplicative recovery hereunder as a result of the rights and remedies afforded herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, except as set forth in the applicable Section of the Disclosure Schedule that:

3.1              Due Incorporation; Capitalization.

(a)               Each member of the Company Group is duly organized or incorporated (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each member of the Company Group has all requisite power and authority to own, operate and lease its respective assets and properties as they are now being owned, operated and leased, and to carry on its business as now conducted. Each member of the Company Group is qualified to do business in all of the jurisdictions in which the ownership or leasing of its properties or assets or the conduct or nature of such member’s business makes such qualification necessary, except where the failure to qualify would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Governing Documents of each member of the Company Group, as presently in effect, have been heretofore delivered or made available to Parent. Section 3.1(a) of the Disclosure Schedule sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization and the Persons owning the outstanding equity interests of such Subsidiary. Except as set forth in Section 3.1(a) of the Disclosure Schedule, no member of the Company Group owns, directly or indirectly, any equity interest or other ownership interest in any Person other than its Subsidiaries. No member of the Company Group is a participant in any joint venture, partnership or similar arrangement. Section 3.1(a) of the Disclosure Schedule sets forth the capitalization of each of the Company’s Subsidiaries, including, for each such Subsidiary, the owners and number of all of the issued and outstanding shares of capital stock and other outstanding equity interests of the Company’s Subsidiaries.

(b)               The entire authorized capital stock of the Company is 400,000 shares of capital stock consisting of (i) 100,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 300,000 shares of Preferred Stock of which 200,000 shares have been designated as Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). Of such authorized shares, (x) 28,600 shares of Common Stock are issued and outstanding and (y) 114,400 shares of Series A Preferred Stock are issued and outstanding. The Company has reserved 3,175 shares of Common Stock for grant and issuance pursuant to the 2015 Stock Option Plan, 1,968.4845 of which are currently issued and outstanding Options and 1,206.5155 of which are available for future grant. The Company has issued Warrants representing 1,503.9470 shares of issued and outstanding Common Stock. All of the outstanding securities of the Company and of each of its Subsidiaries (i) have been duly authorized and are validly issued, fully paid and nonassessable; (ii) were issued in compliance with all applicable federal and state securities laws and other Applicable Laws and all requirements set forth in (A) the Governing Documents of the Company and any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, right of first refusal, subscription right or any similar right under any provision of any Applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (except for any restrictions on transfer under applicable securities laws and the Stockholders Agreements).

(c)               Section 3.1(c) of the Disclosure Schedule sets forth the true and correct capitalization of the Company, including the holders thereof and the number of shares (or equivalent) held by each holder of the following: (i) issued and outstanding shares of Common Stock of the Company, (ii) issued and outstanding shares of Series A Preferred Stock, (iii) issued Options, including grant date, vesting schedule (and the terms of any acceleration rights thereof), expiration date, whether or not the Option is qualified, and per share exercise price; and (iv) the number of Warrants, including exercise price. Except as set forth on Section 3.1(c) of the Disclosure Schedule, there are no outstanding, reserved or authorized equity interests, including convertible securities, calls, options, warrants, subscriptions, purchase or other rights (including conversion, exchange, redemption or preemptive rights and rights of first refusal or similar rights) or other Contracts, agreements or commitments of any character (other than this Agreement), orally or in writing, under which the Company or any of its Subsidiaries is or may become obligated to issue, sell, purchase or repurchase, or which gives any other Person the right to acquire, any equity interests, including shares of capital stock, membership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of capital stock, membership interests or other equity interests, of any member of the Company Group. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company or any of its Subsidiaries. Except for this Agreement and the Stockholder Agreements, there is no voting trust, proxy or other Contract, agreement or understanding (1) with respect to the voting or transfer of any shares of Common Stock or other securities of the Company or any of its Subsidiaries or (2) providing registration rights, preemptive rights, rights of first refusal, rights of first offer, tag-along, drag-along or other similar rights with respect to, any securities of the Company or any of its Subsidiaries. There are no debt securities or Indebtedness of the Company or any of its Subsidiaries that grant any third party the right to vote or consent (or that are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which any holder of securities of the Company or any of its Subsidiaries may vote or consent. There are no outstanding promissory notes issued by the Company or any of its Subsidiaries that are convertible (in whole or in part) into shares of Common Stock or any other securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of Common Stock or any other securities of the Company or any of its Subsidiaries.

(d)               All Options have been issued and granted in compliance with Applicable Law and the 2015 Stock Option Plan, and all shares of Common Stock issuable upon exercise of Options will be (upon issuance in accordance with the terms of the applicable Option and Option exercise notice) duly authorized, validly issued in accordance with Applicable Laws, fully paid and nonassessable. All Options have been granted or issued at an exercise price not less than the fair market value of the underlying Common Stock, as determined by the Company’s Board of Directors at the date of grant or issuance, the Options have been granted consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5) in order to be exempt from Section 409A of the Code and no modifications have been made to such Options following the applicable grant date. The cashless, “net exercise” of the Options contemplated by Section 2.9 hereof will not violate the terms of the 2015 Stock Option Plan, the agreements with the Optionholders under the 2015 Stock Option Plan, or Applicable Law and will not give rise to any grounds for any claim or action by any Person against the Company, the Surviving Corporation, Merger Sub or Parent.

(e)               Section 3.1(e) of the Disclosure Schedule sets forth a true, complete and accurate list of the aggregate redemption price of the shares of Series A Preferred Stock held by each holder thereof (i.e., on a holder-by-holder basis) as of the date hereof, the per annum dividend rate with respect to the shares of Series A Preferred Stock held by each such holder and the aggregate amount of all accrued and unpaid dividends on such shares of Series A Preferred Stock for each holder as of the date hereof. In connection with the Closing, each holder of Series A Preferred Stock is only entitled to receive (i) the liquidation preference of such shares of Series A Preferred Stock held by such holder under Company’s Governing Documents, and (ii) the amount of accrued and unpaid dividends as of the Closing pursuant to the Company’s Governing Documents, and no other amounts are payable in respect of the Series A Preferred Stock in connection with the Closing or the other transactions contemplated hereby.

3.2              Due Authorization. The Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized and approved and declared advisable, fair to and in the best interests of the stockholders of the Company by the board of directors of the Company at a meeting duly called and held or by written consent and no other corporate actions or proceedings on the part of the Company are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL and the Stockholders Agreements). The board of directors of the Company has resolved to recommend adoption of this Agreement, its Related Agreements, the Merger and the other transactions contemplated hereby and thereby to the stockholders of the Company and directed that this Agreement and the Company’s Related Agreements be submitted to the stockholders of the Company for their approval and authorization. The Stockholder Written Consent is the only vote or approval of the holders of any class or series of capital stock or other securities of the Company necessary to approve and authorize the Company’s execution and delivery of this Agreement, its Related Agreements the Merger, and the other transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of the Company and the Company’s Related Agreements, upon execution and delivery by the Company, will constitute legal, valid and binding obligations of the Company, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by the Remedies Exception.

3.3              Non-Contravention; Consents and Approvals. Except for (a) filings under the HSR Act and (b) as set forth in Section 3.3(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and its Related Agreements, the Company’s performance of its obligations hereunder and thereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby (either alone or in combination with another event) will not (i) violate any Applicable Law; (ii) assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, require any filing or registration by the Company with, or consent or approval with respect to the Company of, any Governmental Authority; (iii) violate or conflict with the Governing Documents of the Company; (iv) violate, conflict with, or constitute or result in a default or breach, acceleration, termination or modification of the terms of, or entitle any party to declare such a default or breach, or to accelerate, modify, terminate, or create or accelerate any obligation or loss of any right or benefit under (in each case with or without notice or lapse of time or both), any Material Contract (other than any Contract for Leased Real Property of a store location of the Company Group that is not one of the top twenty (20) Contracts for Leased Real Property of a store location of the Company Group by aggregate rent payments for fiscal year 2019); (v) result in the creation or imposition of any Liens with respect to any of the material assets or properties of any member of the Company Group (other than Permitted Liens); or (vi) violate, contravene or conflict with, result in termination or lapse of, or in any way affect any Order or Permit, except in the case of clauses (i), (ii), (iv), (v) and (vi), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Section 3.3(c) of the Disclosure Schedule sets forth, as of the date hereof, a true, complete and accurate list of all Indebtedness for borrowed money that is required by its terms to be paid in connection with the Closing.

3.4              Financial Statements.

(a)               The Financial Statements, true, correct and complete copies of which are set forth in Section 3.4 of the Disclosure Schedule, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, are based on the books and records of the Company Group and present fairly, in all material respects and taken as a whole, the consolidated financial condition of the Company Group as of the dates thereof and the consolidated results of operations and cash flows of the Company Group for the periods covered thereby, except that the Interim Financial Statements omit footnotes and are subject to customary year-end adjustments, none of which are material, individually or in the aggregate.

(b)               No member of the Company Group maintains any “off-balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC. Each of the Company and its Subsidiaries maintains books and records and systems of internal accounting controls that are in material compliance with Applicable Laws and applicable accounting requirements (including GAAP) and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and with the books of account and other financial records of the Company Group (except as may be indicated in the notes thereto), and to maintain accountability therefor, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the obligations of the Company Group are satisfied in a timely manner and as required under the terms of any applicable Contract. All material financial transactions of the Company Group have been recorded in the books of account of the Company Group and such books of account fairly and accurately provide the basis for the financial position and the revenues, expenses and results of operations of the Company Group set forth in the Financial Statements.

(c)               No member of the Company Group has any Liabilities of any kind, except (i) liabilities incurred in connection with the transactions contemplated by this Agreement or the Related Agreements, (ii) liabilities as and to the extent specifically reserved against on the Latest Balance Sheet or (iii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet that, individually or in the aggregate, are not material (excluding any such liabilities resulting or arising from a breach or violation of any Contract, warranty or Applicable Law or tort or infringement).

3.5              Absence of Changes. Since the date of the Latest Balance Sheet, (a) each member of the Company Group has conducted its business in the ordinary course of business, (b) there has not been any state of facts, change, event, circumstance, condition, development, effect or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to result in a Material Adverse Effect, and (c) no member of the Company Group has taken any action that if proposed to be taken after the date hereof, would require the consent of Parent under Section 5.2.

3.6              Taxes. Except as set forth in Section 3.6 of the Disclosure Schedule:

(a)               all income and other material Tax Returns required to be filed by or with respect to the Company Group have been timely filed (taking into account any applicable extensions), and such Tax Returns were true, correct and complete in all material respects and all Taxes shown thereon have been timely paid (other than those Taxes being actively contested by a member of the Company Group in good faith and by appropriate proceedings);

(b)               all material Taxes required to be withheld pursuant to Applicable Law by any member of the Company Group have been withheld and, to the extent required, have been paid over to the proper Taxing authorities;

(c)               all accrued and unpaid Taxes of the Company Group (excluding the deferred Taxes of the Company Group established to reflect timing differences between book and Tax income) are set forth on the Latest Balance Sheet, as adjusted for ordinary course operations and transactions of the Company Group through the Closing;

(d)               with respect to each Taxable period of each member of the Company Group ending prior to the date of this Agreement, the Tax Returns filed by such member of the Company Group with respect to such period (i) have not been audited; or (ii) have been audited and (A) such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, or (B) such audit has been completed and such member of the Company Group has paid or settled with the Taxing authority any deficiency or additional liability notified therein;

(e)               no member of the Company Group (i) currently is the beneficiary of any extension of time within which to file any Tax Return or (ii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(f)                no written claim has been made since January 1, 2015 by a Taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(g)               there are no Liens for Taxes upon the assets of the Company or its Subsidiaries, except for liens relating to current Taxes not yet due and payable or which are being contested in good faith;

(h)               no member of the Company Group (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any person (other than any member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(i)                 no member of the Company Group is a party to or bound by any tax-indemnity, tax-sharing, or tax-allocation agreement other than any such agreements that are between or among members of the Company Group or that are customary commercial Contracts not primarily related to Taxes;

(j)                 no member of the Company Group has participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof;

(k)               all members of the Company Group have disclosed on their federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code;

(l)                 no member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date; and

(m)             each Person whose equity interests in the Company were purchased or granted in consideration for services performed by such Person or any Affiliate of such Person has timely filed an election under Section 83(b) of the Code in respect of such equity interests.

3.7              Real Property; Personal Property.

(a)               No member of the Company Group owns any real property.

(b)               Section 3.7(b) of the Disclosure Schedule contains a true, correct and complete list of (i) all real property that is leased by a member of the Company Group as tenant (the “Leased Real Property”) and (ii) all real property which is leased by a member of the Company Group, as lessor, to third parties, or any Leased Real Property which is subleased by a member of the Company Group, as sublessor, to third parties, in each case, as of the date of this Agreement. The Company has delivered or made available to Parent complete copies of all the real property leases, subleases or other agreements (each lease, sublease or other agreement, whether or not entered into prior to, on or after the date hereof, together with all amendments, modifications, supplements, guaranties, exhibits, annexes and schedules relating thereto, a “Real Property Lease”) with respect to each Leased Real Property. No options available to any member of the Company Group have been exercised other than pursuant to a writing included in the Real Property Leases. Subject to the Remedies Exception, each Real Property Lease is in full force and effect and is a valid, binding and enforceable obligation of the member of the Company Group that is a party to such lease and, to the Knowledge of the Company, the other parties thereto.

(c)               The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, free and clear of all Liens except Permitted Liens.

(d)               Neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party thereto is) in material default under any Real Property Lease. No written notice of any material default under any Real Property Lease, which default remains uncured, has been sent or received by the Company or any of its Subsidiaries. No conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a material default or breach under any Real Property Lease. No Real Property Lease is subject to any material defenses, setoffs, or counterclaims, and no material obligations of any landlords or sub-landlords thereunder are delinquent.

(e)               Each Leased Real Property is being used in the operation of the business of the Company and its Subsidiaries as currently conducted and is suitable for same, and no other real property is being used or is otherwise reasonably required to operate the business of the Company and its Subsidiaries as currently conducted or is anticipated to be operated pursuant to the terms hereof after the Closing Date. The Company or one of its Subsidiaries has exclusive possession of each parcel of the Leased Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business. There are no third party contracts in effect to which any of the Company or its Subsidiaries is a party for the performance of any repairs, work, and/or capital improvements at any Leased Real Property, and there is currently no ongoing construction work in, on, or about any Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business. There are no leasing commissions due from the Company or any of its Subsidiaries with respect to any Leased Real Property. There is no pending, or, to the Knowledge of the Company threatened, condemnation of any part of any Leased Real Property by any Governmental Authority.

(f)                The Company Group (i) has valid and good title to, or in the case of leased personal property has valid, binding and enforceable leasehold interests in, all items of personal property, except, in each case, where the failure to have such good title or valid, binding and enforceable leasehold interests, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Group, and (ii) is not subject to any contractual restriction with respect to any items of personal property, except for restrictions that, if violated and enforced, individually or in the aggregate, would not be, or would not reasonably be expected to be material to the Company Group. No personal property of the Company Group, or leased by the Company Group, is subject to any Liens, except for Permitted Liens. All personal property of the Company Group, or leased by the Company Group, is in good working order, condition and repair consistent with normal industry standards and subject to ordinary course wear and tear, and conform to all Applicable Law and Permits, except as would not be, or would not reasonably be expected to be material to the Company Group. The assets and properties used or held for use by the Company Group are sufficient for the Company Group to conduct and operate its business as conducted by the Company Group during the past twelve (12) months.

3.8              Intellectual Property.

(a)               Section 3.8(a) of the Disclosure Schedule contains a true, correct and complete list of all of the Intellectual Property that is registered or issued or subject to an application for registration or issuance by the Company or a Subsidiary of the Company (“Registered Intellectual Property”), including all domain names, and for each such item of Registered Intellectual Property, the owner of record, date of application, registration or issuance, relevant jurisdiction, and registration, patent or application number. All of the domain names set forth on Section 3.8(a) of the Disclosure Schedule are registered in the name of the Company or a Subsidiary of the Company. The Company and the Subsidiaries have taken all necessary actions to maintain and protect each item of Owned Intellectual Property, including the timely payment of all registration, maintenance and renewal fees in respect of any Registered Intellectual Property. None of the Company or any of its Subsidiaries owns or purports to own any proprietary software, and no such software is currently under development or currently contemplated to be developed.

(b)               (i) the Company or a Subsidiary of the Company is the sole owner of all right, title and interest in and to, or has a valid and enforceable license to use all Intellectual Property used in, held for use in and necessary to the conduct of their businesses (the “Company Intellectual Property”), in each case, being free and clear of all Liens (except for Permitted Liens), and, except as set forth in Section 3.8(b)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any licenses to a third party in respect of any Owned Intellectual Property; (ii) the Registered Intellectual Property is valid, subsisting and enforceable; (iii) except as disclosed in Section 3.8(b)(iii) of the Disclosure Schedule, the conduct of the businesses of the Company or any of its Subsidiaries as currently conducted or as previously conducted, and the use of the Owned Intellectual Property has not, does not and shall not violate, infringe upon, dilute or misappropriate any Intellectual Property of any other Person, and there are no pending, or threatened in writing (or to the Knowledge of the Company threatened orally), Actions (including cease and desist letters, invitations to take a patent license and indemnification claims or notices), related to Intellectual Property since January 1, 2016, including any Actions alleging the foregoing or challenging the Company’s or its Subsidiaries’ ownership or use, or the validity or enforceability, of any Intellectual Property; and (iv) to the Knowledge of the Company, no third party is infringing, violating or misappropriating any Owned Intellectual Property.

(c)               The Company and its Subsidiaries take and have taken commercially reasonable steps to (i) protect and maintain the Registered Intellectual Property and the confidentiality of Trade Secrets in their possession (including measures against unauthorized disclosure including by entering into confidentiality, nondisclosure, or similar agreements with all present and former officers, directors, employees, agents, independent contractors, and consultants to the Company and its Subsidiaries who would reasonably be expected to have access to non-public Intellectual Property); and (ii) protect the security and operation of material software, code, applications, websites, systems, networks and used in the operation of any of their businesses.

(d)               Each of the Company and its Subsidiaries is in material compliance with all contractual obligations relating to the protection of the Intellectual Property it uses pursuant to any license or other agreement. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Company or its Subsidiaries in any Company Intellectual Property or Computer Systems, or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property. No funding, facilities or personnel of any Governmental Authority or educational institution were used to develop or create, in whole or in part, in or to any Owned Intellectual Property.

(e)               All current and former employees, contractors, and consultants of the Company and its Subsidiaries who have been involved in the creation or development of Owned Intellectual Property have executed agreements regarding the assignment to the Company or a Subsidiary of the Company of all inventions, works or authorship, work product and Intellectual Property rights, including work for hire provisions (unless sole ownership of any such Owned Intellectual Property automatically and immediately vests with the Company or its Subsidiaries under Applicable Law).

(f)                None of the Owned Intellectual Property has been used, disclosed or appropriated to the detriment of the Company or its Subsidiaries for the benefit of any Person other than the Company and its Subsidiaries. No employee, contractor or consultant of the Company or any Subsidiary has misappropriated any Trade Secrets or other confidential information of any other Person in the course of the performance of his or her duties. No present or former employee, officer, director, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property.

(g)               Since January 1, 2016, there has been no failure or other substandard performance of any Computer Systems which has caused any material disruption to the business of the Company Group. The Company has taken commercially reasonable steps to provide for the back-up and recovery of material data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken all commercially reasonable and appropriate steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the integrity and security of the Computer Systems and the information stored therein (including all Personal Data, Trade Secrets and other confidential information owned, collected, protected or maintained by the Company and its Subsidiaries) from misuse or unauthorized use, access, disclosure or modification by third parties. The Computer Systems (i) are adequate for the operation of the business of the Company and the Subsidiaries as currently conducted, and (ii) perform in material conformance with their documentation and are free from any material defect. The Company and its Subsidiaries have purchased a sufficient number of license seats (and scope of rights) for all software licensed to the Company or its Subsidiaries that is used or held for use in the conduct of their businesses.

(h)               The products of the Company and its Subsidiaries have been marked by the Company or its Subsidiaries as required by Applicable Law in order to obtain and maintain all rights available pursuant to Applicable Law as required under any licenses of Intellectual Property to which the Company or a Subsidiary of the Company is a party, except as, individually or in the aggregate, would not be, or would not reasonably be expected to be material to the Company and its Subsidiaries.

(i)                 The Computer Systems do not contain any computer code or any other mechanisms which may (i) contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), (ii) disrupt, disable, erase or harm in any way such software’s operation, or cause such software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, (iii) permit the erasure of any data, or (iv) permit any Person to access such software without authorization.

(j)                 None of the Company Intellectual Property is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, Affero General Public License or similar license agreement) that: (i) requires, or conditions the use or distribution of such software on the disclosure, licensing or distribution of any source code for any portion of the Company Intellectual Property; (ii) requires the Company or a Subsidiary of the Company to distribute or make available any Company Intellectual Property without charge or at a reduced charge; or (iii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or a Subsidiary of the Company to use, transfer or distribute any Company Intellectual Property.

3.9              Environmental Matters.

(a)               Except as set forth in Section 3.9(a) of the Disclosure Schedule:

(i)                 no member of the Company Group has received any written notice from any Governmental Authority or any other Person, alleging either that any member of the Company Group is in material violation of any Environmental Law, or that any member of the Company Group has material Liability arising under any Environmental Law, which notice remains unresolved, and there are no circumstances or conditions at any properties owned, leased, operated or used by any member of the Company Group or resulting from the operations of any member of the Company Group that could reasonably be expected to result in material noncompliance with or material Liability under any Environmental Laws;

(ii)              no member of the Company Group is subject to any outstanding consent decree, compliance order or administrative order pursuant to any Environmental Law;

(iii)            no member of the Company Group has (A) stored, treated, disposed of, arranged for or permitted the disposal of Hazardous Materials at any on or off-site location, (B) manufactured, marketed, distributed, labeled, transported, handled, exposed any Person to or Released any Hazardous Materials or (C) owned or, to the Knowledge of the Company, occupied or operated any facility or property contaminated by any Hazardous Materials, in each case, in a manner that has given or could reasonably be expected to give rise to any material Liability under Environmental Laws;

(iv)             no written Environmental Claim is pending (or, to the Knowledge of the Company, threatened) against any member of the Company Group pursuant to any Environmental Laws;

(v)               the members of the Company Group are, and since January 1, 2016 have been, in material compliance with all Environmental Laws (which compliance includes possession of all material Permits required under applicable Environmental Laws, and material compliance with the terms and conditions thereof);

(vi)             none of the following exists at any property or facility owned or, to the Knowledge of the Company, leased, occupied, operated or used by any member of the Company Group: (i) underground storage tanks, (ii) asbestos or asbestos containing material in any form that is or would reasonably be expected to become friable, or (iii) materials, equipment, building component, structure or space containing polychlorinated biphenyls; and

(vii)          other than in the normal course of business, no member of the Company Group has provided an indemnity with respect to, expressly assumed or undertaken any liability, including any corrective, investigatory or remedial obligation of any other Person, relating to any Environmental Laws.

(b)               The Company has made available to Parent true, correct and complete copies of all third-party studies, audits, assessments, reports, data and memoranda relating to Hazardous Materials, Environmental Claims, or other environmental matters pertaining to the environmental condition of the properties or business of any member of the Company Group, or the compliance (or noncompliance) by any member of the Company Group with Environmental Laws that are in the possession or reasonable control of the Company.

(c)               No member of the Company Group is required by any Environmental Law or by virtue of the transactions contemplated by this Agreement or any Related Agreement, or as a condition to the effectiveness of any transaction contemplated hereby or thereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Authority or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Permit required or necessary for any member of the Company Group’s operations or business under Environmental Law.

3.10          Contracts.

(a)               Section 3.10(a) of the Disclosure Schedule contains an accurate, true, correct and complete list as of the date of this Agreement of all Contracts of the following types to which any member of the Company Group is a party or by which any member of the Company Group or any of its or their assets or properties are bound (such Contracts of the type listed below, whether or not entered into prior to, on or after the date hereof, together with all amendments, modifications, supplements, exhibits, annexes and schedules relating thereto, the “Material Contracts”):

(i)                 all Contracts to which any member of the Company Group is a party or bound that are not yet performed providing for a merger or consolidation or acquisition of, or sale or divestiture of all or a material portion of the assets or equity interests of, or other extraordinary transaction in respect of, any Person (or any business or division thereof);

(ii)              any stock purchase agreement, asset purchase agreement, agreement and plan of merger or other acquisition or divestiture agreement entered into by any member of the Company Group since January 1, 2016 under which there remain any unperformed or outstanding obligations;

(iii)            any Contract under which there remain any unperformed or outstanding indemnification, exculpation or advancement of expenses obligations of any member of the Company Group;

(iv)             any Contract entered into that requires the payment or receipt of an amount in excess of $500,000 per annum;

(v)               any credit agreement, loan agreement, indenture or other Contract relating to the borrowing of Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) by any member of the Company Group or any Contract mortgaging, pledging or otherwise placing a Lien on any assets, businesses or properties by any member of the Company Group, including any guarantees of such Indebtedness or other obligations, in an amount, individually or in the aggregate, in excess of $150,000;

(vi)             any Contract (A) creating or governing a partnership, joint venture or similar arrangement (including any stockholder, teaming, joint venture, operating, limited liability company, partnership or similar agreement), (B) involving a commitment of capital or the sharing of revenues, profits or losses, or (C) setting forth any rights (including tag-along rights, preemptive rights, rights of first refusal, rights of first offer or similar rights) or restrictions or obligations (including restrictions on transfer) in respect of any equity interests of any member of the Company Group;

(vii)          any Contract providing for a license, grant of rights or a covenant not to sue or assert by or to any member of the Company Group of Intellectual Property, excluding shrink-wrap, click-wrap, or similar non-exclusive licenses to non-customized, off-the-shelf software generally available on standard terms and conditions, but including any co-existence agreements;

(viii)        any Contract pursuant to which any member of the Company Group has granted, or been granted, any “single source”, exclusive or similar rights (including with respect to marketing, sales, franchising, distribution, customers, clients, vendors, location or other matters), to or by any third party;

(ix)             any Contract restricting or limiting the ability of any member of the Company Group or its Affiliates to (A) compete in any line of business, product or service or with any Person or operate in any geographic area or sales channel, (B) solicit or hire any Person, or (C) charge certain prices pursuant to a “most-favored nation” or similar provision;

(x)               any Contract that involves minimum requirements (including minimum purchase requirements) or a sharing of profits or contains any “most favored nation” or similar provision or grants to any Person a right of first refusal or first offer, preemptive right or an option or other similar right to purchase, acquire, sell or dispose of any of the property or assets of the Company Group or any of its Affiliates;

(xi)             any Contract of any member of the Company Group (for its own account) with annual aggregate payments exceeding $500,000 providing for the acceleration or vesting of payments as a result of a change in control of any member of the Company Group;

(xii)          any Contract relating to any equity or debt investment in, or any loan to, any Person, in each case, individually or in the aggregate, in excess of $50,000 (provided, that with respect to employee loans, the immediately preceding threshold in this clause (xii) shall be $25,000);

(xiii)        any Affiliate Agreement, Insurance Policy or Real Property Lease;

(xiv)         any collective bargaining or recognition agreement or other Contract with any labor union, trade union or other similar association;

(xv)           any Contract providing for, or reasonably likely to require, a capital expenditure or expenditures by the Company Group, individually or in the aggregate, in excess of $500,000;

(xvi)         any Contract providing for, or relating to, the resolution, settlement or compromise of an Action (including any such Contract imposing continuing obligations or injunctive or non-monetary relief on any member of the Company Group of any of its Affiliates);

(xvii)      any Contract entered into by any member of the Company Group with any Top Supplier, Top Vendor or any Governmental Authority;

(xviii)    any Contract for the lease of personal property or intangibles (whether as lessor or lessee) with annual aggregate payments exceeding $500,000; and

(xix)         any power of attorney granted to any Person to act on behalf of any member of the Company Group.

(b)               The Company has made available to Parent a true, correct and complete copy of each Material Contract. Subject to the Remedies Exception, each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) to which a member of the Company Group is a party is a valid and binding obligation of such member, and is in full force and effect, enforceable in accordance with its terms against the Company or its applicable Subsidiary, and, to the Knowledge of the Company, the other parties thereto. No member of the Company Group or, to the Knowledge of the Company, any other party to each such Material Contract is, or is alleged to be, in violation or breach of, or in default under such Material Contract, in each case in any material respect. There has not occurred and there does not exist, any event or condition that, individually or together with other events, whether with or without the passage of time or giving of notice (or both), would or would reasonably be expected to constitute a material default, or a violation or breach of any Material Contract by a Company Group member or, to the Company’s Knowledge, any other party thereto, or to result in any acceleration of any obligations or rights under, any Material Contract. Each member of the Company Group is in compliance with the terms and requirements of each Material Contract to which it is a party, and to the Knowledge of the Company, each other party to such Material Contract is in compliance with the terms and requirements of such Material Contract, in each case in all material respects. No member of the Company Group has received any written, or to the Knowledge of the Company, oral, notice from any other party to a Material Contract regarding any actual or potential material violation or breach of, or default under, or dispute with respect to, any Material Contract.

3.11          Insurance.

(a)               Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all insurance policies and bonds owned or held by any member of the Company Group or under which any member of the Company Group is a named insured, covering any member of the Company Group, any of their assets or any of their directors or officers (in their capacities as such) (such insurance policies and bonds, whether or not entered into or obtained prior to, on or after the date hereof, together with all amendments, modifications, supplements, exhibits, annexes and schedules relating thereto, the “Insurance Policies”). The Company has made available to Parent a true, correct and complete copy of each Insurance Policy.

(b)               The Company Group maintains, and has maintained since January 1, 2016, insurance coverage with licensed insurers of recognized financial responsibility with respect to its assets, properties, business and operations of a commercially reasonable nature and in commercially reasonable amounts as are prudent and customary in the business in which the Company Group operates. All premiums due and payable on the Insurance Policies have been timely paid in full, and no member of the Company Group has received written notice (or to the Knowledge of the Company, oral notice) from any insurer or agent of any cancellation or termination, or of any intent to cancel or terminate, any Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group.

(c)               There is no claim by any member of the Company Group pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriter(s) of such Insurance Policy.

(d)               Except for deductibles under any Insurance Policy, the Company Group is not self-insured. A member of the Company Group is the sole loss payee and sole named insured under each Insurance Policy. There has not been a failure by any member of the Company Group to give notice of any material claim that may be insured under any Insurance Policy in a timely fashion or in a manner required by such Insurance Policy. No reservation of rights letter or other notice of defenses in regard to any Insurance Policy with respect to any pending claim has been received by any member of the Company Group. No Insurance Policy provides shared coverage with any Person that is not a member of the Company Group.

3.12          Litigation. Except as set forth on Section 3.12 of the Disclosure Schedule there are no material Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any employee, officer or director (or equivalent) thereof (in such capacity), or the Company’s or any of its Subsidiaries’ respective properties, assets or business, by or before any Governmental Authority. Except as set forth on Section 3.12 of the Disclosure Schedule, (i) in the last three (3) years, there has not been any written notice, or to the Knowledge of the Company, oral notice from any Governmental Authority to the Company or any of its Subsidiaries regarding any material investigation into or review of the assets, properties, business or operations of the Company or any of its Subsidiaries, and (ii) there is no material deficiency, violation or exception claimed or asserted in writing, or to the Knowledge of the Company, orally by any Governmental Authority with respect to any examination of the Company or any of its Subsidiaries that has not been resolved. There are no material Orders of, or by, any Governmental Authority or any settlement agreements to which the Company or any Subsidiary of the Company is a party or by which the Company, its Subsidiaries or their respective properties, assets or business are bound.

3.13          Benefit Plans.

(a)               General. Except as listed in Section 3.13(a) of the Disclosure Schedule, no member of the Company Group maintains any Benefit Plans. For purposes of this Agreement, “Benefit Plan” shall mean each of the following, including any related funding mechanism now in effect or required in the future, and in each case, whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any member of the Company Group, or under which any of the member of the Company Group has any current or potential liability:

(i)                 any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), excluding any Multiemployer Plan, in each case, whether or not subject to ERISA; and

(ii)              any other compensation and benefit plan, policy, program, arrangement or payroll practice, including each retirement or deferred compensation plan, incentive compensation plan, stock option plan, share appreciation right, stock purchase, restricted stock, unemployment compensation plan, vacation pay, severance pay, bonus arrangement, retention, employment agreement, consulting agreement, commission arrangement, health benefit plan (including any post-retirement health or welfare plan), profit-sharing plan, employee loan, death or disability plan or any other material fringe benefit arrangements.

No Benefit Plan covers any employees, officers, directors or other individual service providers of any of the member of the Company Group residing or working outside of the United States.

(b)               Plan Documents and Reports. A true, correct and complete copy of each of the documents embodying the Benefit Plans and a written description of any material unwritten Benefit Plan has been made available to Parent and Merger Sub. A true, correct and complete copy of the most recent annual report and accompanying schedules, summary plan description and summaries of material modification, annual financial and actuarial reports, written results of all required compliance testing, and Internal Revenue Service determination letter or opinion or advisory letter with respect to each Benefit Plan, and copies of any material correspondence with the Internal Revenue Service, Department of Labor or other Governmental Authority, in each case, to the extent applicable, has been made available to Parent and Merger Sub by the Company.

(c)               Compliance With Laws; Liabilities.

(i)                 As to all Benefit Plans that are intended to be qualified under Section 401(a) of the Code, each such Benefit Plan is the subject of a favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code and there are no facts or circumstances that, individually or in the aggregate, would reasonably be expected to result in the loss of such Benefit Plan’s qualified status or the imposition of any material liability, penalty or tax under ERISA or the Code. Except as disclosed in Section 3.13(c)(i) of the Disclosure Schedule, (i) all Benefit Plans have been established, funded, operated and administered and comply in all material respects with their terms and the requirements of law applicable thereto, including ERISA and the Code; (ii) there are no Actions (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened involving any Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such plans; (iii) no member of the Company Group has any liability under any Benefit Plan for providing post-retirement medical benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or Applicable Law; and (iv) none of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any “party in interest” or any “disqualified person” with respect to a Benefit Plan, has engaged in any material non-exempt transaction prohibited by ERISA or by Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan. All contributions, payments, distributions and intercompany charges required with respect to each Benefit Plan as of or prior to the date hereof have been made on a timely basis or properly accrued and reflected in the Latest Balance Sheet, in each case in accordance with the provisions of each of the Benefit Plans, Applicable Law and GAAP.

(ii)              To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Benefit Plan or otherwise has any Liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Benefit Plan. No Benefit Plan is presently under investigation, audit or examination (nor has written notice been received of a potential investigation, audit or examination) by any Governmental Authority. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any Lien on the assets of any of the members of the Company Group under ERISA or the Code.

(d)               Compliance With Laws; Liabilities. Each Benefit Plan that is subject to the Affordable Care Act has been established, maintained and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and each member of the Company Group and each member of the Company Group’s Controlled Group offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. No member of the Company Group has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan. No Benefit Plan that provides health benefits is a self-insured arrangement by any member of the Company Group or funded through a trust. No member of the Company Group has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(e)               Benefit Plans subject to Title IV of ERISA. No Benefit Plan is, and neither the Company nor any of its Subsidiaries nor any member of their “Controlled Group” (defined, as any organization which is a member of a group of organizations that includes the Company or any of its Subsidiaries within the meaning of Section 414(b) or (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is, a member of the same “controlled group” as the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA) maintains, sponsors or contributes to, or within the past six (6) years maintained, sponsored, or contributed to, or is required to contribute to or otherwise participate in or in any way has any Liability or could have any Liability, directly or indirectly, with respect to any (i) defined benefit pension plan or any other plan that is subject to Title IV or Section 302 of ERISA (other than a Multiemployer Plan), (ii) plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(f)                Multiemployer Plans. No member of the Company Group has, nor has had within the past six (6) years, an obligation to contribute or any liability or contingent liability with respect to any Multiemployer Plan. No member of the Company Group has withdrawn, partially withdrawn, or received any notice of any outstanding claim or demand for withdrawal liability or partial withdrawal liability, with respect to any Multiemployer Plan and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to any of the members of the Company Group.

(g)               Change-of-Control Payments. Neither the execution and delivery of this Agreement or any of the Company’s Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of any member of the Company Group or with respect to any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director or other individual service provider of any member of the Company Group; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any member of the Company Group as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)               280G. As of the Closing Date, neither the execution and delivery of this Agreement or any of the Company’s Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.14          Labor and Employment Matters.

(a)               Except as set forth in Section 3.14(a) of the Disclosure Schedule, no member of the Company Group is a party to any labor or collective bargaining Contract. There is no pending, or to the Knowledge of the Company, threatened organizing activities or collective bargaining arrangements with any labor organization or group of employees of the Company Group and there is no representation claim or petition pending before any Governmental Authority. No labor strike, work stoppage, walkout, slowdown or similar labor dispute (each, a “Labor Dispute”) with respect to employees of the Company Group has occurred and there are no pending or, to the Knowledge of the Company, threatened Labor Disputes by employees of any member of the Company Group. None of the Company Group nor or any current or former employee is the subject of any Action that asserts that any member of the Company Group or any current or former employee has committed an unfair labor or unlawful employment practice or that seeks to compel the Company Group to bargain with any labor organization.

(b)               Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no written employment agreements between any member of the Company Group or any of its employees that provide for an annual base salary in excess of $150,000.

(c)               Except as set forth in Section 3.14(c) of the Disclosure Schedule, all members of the Company Group are in material compliance with Applicable Law concerning the employer-employee relationship, the hiring, employment and termination of employees, and with all agreements relating to the employment of Company Group employees, including applicable wage and hour laws, labor relations, employment discrimination, employment conditions, employment practices, fair employment laws, safety laws, workers’ compensation statutes, classification of employees and independent contractors, unemployment laws and social security laws. A Form I-9 has been completed and retained with respect to each current employee and, where required by law, former employee, and neither the Company nor any of its Subsidiaries currently employs, nor has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Each member of the Company Group has complied in all material respects with all Applicable Laws that could require overtime to be paid to any current or former employee of the Company Group, and there is no pending or, to the Knowledge of the Company, threatened Action for violations of the wage and hour laws.

(d)               No member of the Company Group has incurred any Liability that remains unsatisfied under the WARN Act or any similar state or local law, rule or regulation.

(e)               No member of the Company Group is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such person’s employment or service.

(f)                To the Knowledge of the Company, no employee or other individual service provider of any member of the Company Group is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or other Order that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company Group or that would materially conflict with the Company Group’s business as currently conducted. To the Knowledge of the Company, no officer or key employee, or group of key employees, intends to terminate their employment with the Company Group.

(g)               Any individual who performs or performed services for the Company Group and who is not treated as an employee is properly so classified by the Company for federal income Tax withholding purposes or Benefit Plan purposes. Each of the employees of the Company Group has been properly classified by the Company as “exempt” or “non-exempt” under Applicable Law.

(h)               Except as set forth on Section 3.14(h) of the Disclosure Schedule, since January 1, 2014, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Company Group, and (ii) no member of the Company Group has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of the Company Group.

3.15          Privacy and Data Security.

(a)               The Company Group complies with, and has at all times complied with, all Data Protection Requirements.

(b)               The Company has not received any subpoenas, demands, or other notices or Orders from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and no member of the Company Group is under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No notice, complaint, claim, enforcement action, litigation or other Action of any kind has been served on, or initiated against the Company or any of its Subsidiaries under any Data Protection Requirement.

(c)               The Company Group has taken commercially reasonable steps, compliant with applicable Data Protection Requirements, to protect (i) the operation, confidentiality, integrity, and security of the Company Group’s software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (ii) Personal Data in the Company Group’s possession and/or control from unauthorized use, access, disclosure, and modification.

(d)               The Company Group has not experienced any failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data that would require notification of individuals, law enforcement, or any Governmental Authority, any remedial action under any applicable Data Protection Requirement, or that have caused any substantial disruption of or interruption in the use of the Company Group’s software, equipment or systems. There are no pending or expected complaints, Actions, fines, or other penalties facing the Company Group in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents.

3.16          Anti-Corruption. The Company, its Subsidiaries, and its and their respective directors, officers, and employees, and any other Persons acting on its or their behalf, are and have been in compliance with all applicable U.S. (federal, state, local, or municipal) and non-U.S. anti-corruption or anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 (collectively, the “Anti-Corruption Laws”). Neither the Company, its Subsidiaries, nor any of its or their directors, officers, or employees, nor any other Person acting on its or their behalf, has: (i) been charged with or convicted of violating any Anti-Corruption Laws; (ii) been subjected to any investigation or other Action by a Governmental Authority for the potential violation of any Anti-Corruption Laws; or (iii) directly or indirectly, offered, paid, promised, or authorized, or caused to be offered, paid, promised, or authorized, any money, offer, gift, or other thing of value, regardless of form, to any Government Official, or to any Person while knowing or having reason to know that such Person had or would offer, pay, promise, or authorize, or cause to be offered, paid, promised, or authorized, any money, offer, gift, or other thing of value to any Government Official, in furtherance of, or with the intent or purpose of, (A) corruptly influencing any act or decision of such official in his or her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to use his or her influence with a Governmental Authority, or instrumentality thereof, to affect or influence any act or decision of such Governmental Authority or instrumentality thereof.

3.17          Legal Compliance.

(a)               Except as set forth in Section 3.17(a) of the Disclosure Schedule, each member of the Company Group is, and since January 1, 2016, has been, in compliance in all material respects with all Applicable Law and Orders applicable to its business and has not received any notice of violation of, and there is no basis that, with or without notice or the passage of time (or both), would, individually or in the aggregate, be reasonably expected to constitute or give rise to a violation of any Applicable Law or Order applicable to the business of any member of the Company Group.

(b)               Except as set forth in Section 3.17(b) of the Disclosure Schedule, no member of the Company Group has received any notice or other communication (whether written or, to the Knowledge of the Company, oral) from any Governmental Authority or any other Person (i) regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any Applicable Laws or Orders applicable to its business, or alleging that such member of the Company Group has otherwise engaged in any unlawful business practice, (ii) regarding any actual, alleged, possible, or potential obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, (iii) requiring any member of the Company Group or any of its directors, managers or controlling Persons to enter into a cease and desist order, agreement, or memorandum of understanding, or (iv) restricting or disqualifying the activities of any member of the Company Group in any material respect, the subject of which notice has not been resolved.

(c)               Except as set forth in Section 3.17(c) of the Disclosure Schedule, since January 1, 2016, no Governmental Authority has provided notice or any other communication (whether written or, to the Knowledge of the Company, oral) to any member of the Company Group of any investigation into, or other Action with respect to, the business or operations of any member of the Company Group. There is no, and since January 1, 2016 there has been no, material deficiency, violation or exception claimed or asserted (whether orally or in writing) by any Governmental Authority with respect to any examination of any member of the Company Group that has not been resolved.

3.18          Brokers and Finders. No member of the Company Group has used any broker, finder, agent, investment banker, financial advisor, intermediary, consultant or other firm acting on behalf of any member of the Company Group that will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of its Related Agreements other than (a) The Jordan Company, L.P., whose fees and expenses shall be paid in accordance with Section 2.10(b)(iv)(A) and (b) Harris Williams, whose fees and expenses shall be paid in accordance with Section 2.10(b)(iv)(B).

3.19          Permits.

(a)               Except as set forth in Section 3.19(a) of the Disclosure Schedule, the Company Group has, and at all times since January 1, 2016 has had, all Permits that are necessary to permit the Company Group and, where applicable, each employee thereof, to conduct its businesses in all material respects as currently conducted and operated (“Necessary Permits”), and all Necessary Permits are, and at all times since January 1, 2016 have been, in full force and effect.

(b)               Each Company Group member is, and at all times since January 1, 2016 has been, in material compliance with all of the terms and requirements of each Necessary Permit.

(c)               Since January 1, 2016, no member of the Company Group has received any written notice, or to the Knowledge of the Company, oral notice from any Governmental Authority or any other Person regarding (i)  any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Necessary Permit or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination, limitation or involuntary non-renewal of, or modification to any material Necessary Permit, nor is there any basis for such notice or other communication.

(d)               All applications required to have been filed for the renewal of all material Necessary Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Necessary Permits have been duly made on a timely basis with the appropriate Governmental Authorities.

3.20          Top Suppliers and Top Vendors. Section 3.20 of the Disclosure Schedule contains a true, correct and complete list of the ten (10) largest product suppliers (the “Top Suppliers”) and ten (10) largest vendors (the “Top Vendors”) of the business of the Company Group for the fiscal years ended December 31, 2017 and December 31, 2018 and the nine-month period ended September 30, 2019. Except as set forth on Section 3.20 of the Disclosure Schedule, none of such Top Suppliers or Top Vendors has (a) terminated, canceled or materially limited or made any material modification or material change to its business relationship with the Company or its Subsidiaries (including with respect to price, exclusive or preferred purchasing status, delivery, rebate, allowance, discount, warranty or other commercial terms, or changes to policies, procedures or guidelines in respect of the foregoing) in a manner that is detrimental to the Company or any of its Subsidiaries or (b) provided written notice (or, to the Knowledge of the Company, oral notice) threatening to take any of the foregoing actions. There is no single vendor or supplier of products or services to the Company Group that is necessary for or material to the operation of the business of the Company Group with respect to which a reasonably practicable alternative source of supply is not generally available on commercially reasonable terms.

3.21          Accounts Receivable; Inventory.

(a)               All accounts receivable, bills receivable and trade accounts of the Company and its Subsidiaries (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) (i) have resulted from bona fide arm’s-length transactions in the ordinary course of business, (ii) are valid, genuine and existing, (iii) are subject to no defenses, setoffs or counterclaims, (iv) are current, and (v) represent legally enforceable indebtedness of the account debtor, payable on trade terms granted in the ordinary course of business.

(b)               All inventory and supplies held by the Company and its Subsidiaries consist of a quality and quantity usable and salable in all material respects in the ordinary course of business and are not excessive but are reasonable in the present circumstances of the Company and each of its Subsidiaries, except for obsolete items for which adequate reserves have been established and reflected in the Financial Statements. The reserve for obsolescence with respect to such inventory and supplies is adequate and calculated consistently with past practices in all material respects. All such inventory and supplies are owned by the Company and its Subsidiaries free and clear of all Liens other than Permitted Liens and are located on the premises of the Company or one of its Subsidiaries. All such inventory and supplies have been valued at the lower of (i) cost and (ii) market value and to not include a material amount of obsolete or slow-moving items. No inventory or supplies are held by any member of the Company Group on a consignment basis. All inventory and supplies of the Company Group were purchased for use in the business of the Company Group in the ordinary course of business.

3.22          Product Warranties; Product Recalls; Industry Certifications.

(a)               None of the Company or any of its Subsidiaries processes or is responsible for making any payments in respect of warranty claims made in respect of products sold or provided by the Company or any of its Subsidiaries. All such warranty claims are handled directly by the applicable manufacturers or suppliers to the Company and its Subsidiaries of such products or other third parties set forth on Section 3.22(a) of the Disclosure Schedule.

(b)               Since January 1, 2016, none of the Company or any of its Subsidiaries has (i) issued or received any recalls with respect to any of the goods, products or inventory that it sells or distributes or (ii) received written notice (or, to the Knowledge of the Company, oral notice) of any recalls ordered by any Governmental Authority or any other Person with respect to any such goods, products or inventory. Since January 1, 2016, there has not been any Order or Action (and no member of the Company Group has received written notice, or to the Knowledge of the Company, oral notice, thereof) declaring or alleging any of the goods, products or inventory sold or distributed by the Company Group to be defective or unsafe. No goods, products or inventory at any time sold or distributed, or to the Knowledge of the Company transported, by any member of the Company Group or any predecessor thereof contains, or has ever contained, asbestos.

(c)               Section 3.22(c) of the Disclosure Schedule contains a true, correct and complete list of each warranty claim related to the business of the Company Group made against any member of the Company group at any time since January 1, 2016, in excess of $10,000 individually, or when combined with other warranty claims involving a similar defect, in excess of $50,000. Except as specified on Section 3.22(c) of the Disclosure Schedule, all warranty claims listed in Section 3.22(c) of the Disclosure Schedule have been resolved and none of the Company or any of its Subsidiaries has any further liability with respect thereto.

3.23          Affiliate Matters. Section 3.23 of the Disclosure Schedule sets forth a true and complete list of all arrangements, transactions, Contracts or other commitments to which the Company or any of its Subsidiaries is a party, or was a party in the last eighteen (18) months, or by which any of their respective assets or properties is bound, or was during such period bound, between (a) any member of the Company Group, on the one hand, and (b) (i) any direct or indirect equityholder or Affiliate thereof (other than a member of the Company Group), (ii) any director, officer, manager, member, partner or to the Company’s Knowledge, any employee of the Company Group or (iii) any of the foregoing Persons’ described in the immediately preceding clauses (i) and (ii) immediate family members or any entity in which any of such foregoing Persons owns equity interests, on the other hand (each, a “Specified Person”), other than, in each case, employment and compensation arrangements entered into with the Company Group in the ordinary course of business (any such Contract, an “Affiliate Agreement”). Except as set forth in Section 3.23 of the Disclosure Schedule, (A) no Specified Person has a direct or indirect interest in any arrangement, transaction, Contract or other commitment, asset or property (real or personal), tangible or intangible, owned by or used in the business of the Company or any of its Subsidiaries, (B) no Company Group member is owed or owes any amounts from or to any Specified Person (other than, in the case of any employee, officer or director of the Company Group, any employment and compensation arrangements entered into with the Company Group in the ordinary course of business), (C) no Specified Person possesses, directly or indirectly, any financial or other interest in, or is a director (or applicable equivalent), officer or employee of, any Person (other than the Company Group) which is a customer, vendor, supplier, lessor, lessee or competitor of the Company or any of its Subsidiaries and (D) there are no Actions pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries by any Specified Person. All Affiliate Agreements were entered into on an arm’s length basis on terms no less favorable to the Company and the Subsidiary than would be available from an unaffiliated party. Upon the termination at the Closing of each Affiliate Agreement required to be terminated pursuant to Section 5.14, none of the members of the Company Group will have any further liability or obligation thereunder.

3.24          Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth a true, correct and complete list of each bank, trust company, savings institution brokerage firm, mutual fund or other financial institution with which each member of the Company Group has an account or safe deposit box or which is otherwise used in the business of the Company Group, including the names and identification and contact information of all Persons authorized to draw thereon or to have access thereto.

3.25          No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY BUT SUBJECT TO THE PROVISO TO THIS SECTION 3.25, EXCEPT FOR THE COMPANY SPECIFIED REPRESENTATIONS, (A) NO MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY GROUP OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING AND (B) ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY; PROVIDED, THAT THE FOREGOING PROVISIONS SHALL NOT LIMIT OR RESTRICT IN ANY WAY PARENT’S, MERGER SUB’S OR THE SURVIVING CORPORATION’S RIGHTS OR REMEDIES UNDER THE R&W INSURANCE POLICY, UNDER ARTICLE IX OR IN THE CASE OF FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1              Due Incorporation; No Prior Activities. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own, operate and lease its respective assets and properties as they are now being owned, operated and leased, and to carry on its business as now conducted. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent free and clear of Liens of any kind. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person other than in connection with this Agreement and the transactions contemplated hereby.

4.2              Due Authorization. Each of Parent and Merger Sub has full limited liability company or corporate power and authority, as applicable, to enter into this Agreement and their respective Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub, as applicable, of this Agreement and their respective Related Agreements have been duly authorized by all necessary limited liability company or corporate action of Parent and Merger Sub. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) their respective Related Agreements. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub and each of their respective Related Agreements, upon execution and delivery by Parent and/or Merger Sub, as applicable, will constitute legal, valid and binding obligations of Parent and Merger Sub, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by the Remedies Exception.

4.3              Non-Contravention; Consents and Approvals. Except for (a) filings under the HSR Act and (b) the execution and delivery by Parent and Merger Sub of this Agreement and their respective Related Agreements, Parent and Merger Sub’s performance of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby will not (i) violate any Applicable Law; (ii) assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, require any filing or registration by Parent or Merger Sub with, or consent or approval with respect to Parent or Merger Sub of, any Governmental Authority; (iii) violate or conflict with the Governing Documents of Parent or Merger Sub; or (iv) violate, conflict with, or constitute or result in a default or breach, acceleration, termination or modification of the terms of, or entitle any party to declare such a default or breach, or to accelerate, modify, terminate, or create or accelerate any obligation or loss of any right or benefit under (in each case with or without notice or lapse of time or both), any material Contract, except in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

4.4              Parent’s and Merger Sub’s Examination. Parent, Merger Sub and their respective representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of the Company and its Subsidiaries in connection with the determination by Parent and Merger Sub to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby.

4.5              Investigation; Limitation on Warranties.

(a)               Parent and Merger Sub acknowledge and agree that none of the Company or any of its Non-Recourse Parties has made, and none of them is making, any representation or warranty whatsoever, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or their respective business or assets, except for the representations and warranties expressly made by the Company in ARTICLE III, including the related Sections of the Disclosure Schedule, and any certificate delivered to Parent or Merger Sub hereunder and the representations and warranties expressly made by the Company and/or its applicable Non-Recourse Parties in any Related Agreement (including any representations and warranties expressly and specifically made by the Fully-Diluted Stockholders in their respective Letters of Transmittal, Option Cancellation Agreements and Warrant Cancellation Agreements, as applicable) (such representations and warranties, the “Company Specified Representations”). Parent and Merger Sub further agree that (i) none of the Company or any of its Non-Recourse Parties will be subject to any liability to Parent or Merger Sub or any other Person resulting from the distribution or use by Parent, Merger Sub or any of their respective Affiliates or any of their agents, consultants, accountants, counsel or other representatives of any such information, including the Management Presentation presented on September 18, 2019, and any legal opinions, memoranda, summaries or any other information, document or material made available to Parent, Merger Sub or any of their respective stockholders, directors, officers, agents, representatives or Affiliates in certain “data rooms,” sales memoranda, management presentations or otherwise provided in expectation of the transactions contemplated by this Agreement, (ii) neither the Company nor any of its Non-Recourse Parties is making any representation or warranty, express or implied, as to the accuracy or completeness of any such information, and (iii) neither Parent nor Merger Sub nor any of their respective stockholders, directors, officers, agents, representatives or Affiliates has relied or will rely upon the accuracy or completeness of any such information or any other express or implied representation, warranty or statement of any nature made or provided by or on behalf of the Company or any of its Non-Recourse Parties. Except with respect to breaches of any Company Specified Representations, Parent and Merger Sub hereby waive any right that any of Parent, Merger Sub or any of their respective stockholders, directors, officers, agents, representatives or Affiliates may have against the Company or any of its Non-Recourse Parties with respect to any inaccuracy relating to any such information or any omission by the Company or any of its Non-Recourse Parties of any potentially material information, and Parent and Merger Sub agree and acknowledge that neither the Company nor any of its Non-Recourse Parties will have any liability to Parent or Merger Sub, any of their respective stockholders, directors, officers, agents, representatives or Affiliates or any other Person resulting from the use of any such information by Parent, Merger Sub or any of their respective stockholders, directors, officers, agents, representatives or Affiliates. Notwithstanding anything to the contrary, nothing set forth in this Section 4.5 shall limit or restrict in any way Parent’s, Merger Sub’s or the Surviving Corporation’s rights or remedies under the R&W Insurance Policy, under Article IX or in the case of Fraud.

(b)               Each of Parent and Merger Sub acknowledges and agrees that it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, by any Person, or reliance thereon, in each case, except for the Company Specified Representations.

(c)               Each of Parent and Merger Sub acknowledges that it is relying on its own investigation and analysis and the Company Specified Representations in entering into the transactions contemplated hereby. Each of Parent and Merger Sub is knowledgeable about the industries and markets in which the Company and its Subsidiaries operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

(d)               In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub, as applicable, is familiar with such uncertainties, that Parent and Merger Sub, as applicable, is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent and Merger Sub, as applicable, shall have no claim against the Company, its Non-Recourse Parties or any other Person with respect to such estimates, projections and other forecasts and plans. Accordingly, the Company and its Non-Recourse Parties make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

4.6              Financial Capacity.

(a)               Notwithstanding any other provision of this Agreement to the contrary, but subject in all respects to the provisions of Section 11.12, Parent understands and acknowledges that the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangement, Parent’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub. Subject to the funding of the Debt Financing, the satisfaction of the conditions set forth in Articles VI and VII, compliance by each of the Company and the Representative in all material respects with its covenants and other agreements hereunder, and the accuracy of the representations and warranties made by the Company herein, on the Closing Date immediately prior to the consummation of the Merger in accordance with this Agreement, Parent or Merger Sub will have cash, available lines of credit or other sources of immediately available funds, that together with any Closing Date Cash of the Company Group, will be sufficient to pay the Closing Date Payments in accordance with this Agreement.

(b)               Parent has delivered to the Company a true, correct and complete copy of the executed Debt Financing Commitment Letters (subject to redaction of customary fee information). Except as disclosed to the Company, the Debt Financing Commitment Letters have not been amended or modified in any manner that would materially affect the availability of the Debt Financing prior to the date of this Agreement. Except as disclosed to the Company, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates has entered into any agreement, side letter or arrangement relating to the Debt Financing, other than as set forth in the Debt Financing Commitment Letters that would materially affect the availability of the Debt Financing. The proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to make all Closing Date Payments on the Closing Date. As of the date of this Agreement, the respective commitments contained in the Debt Financing Commitment Letters have not been withdrawn or rescinded in any respect. Subject to the Remedies Exception, the Debt Financing Commitment Letters are, as of the date of this Agreement, in full force and effect and, to the Knowledge of Parent, represent a valid, binding and enforceable obligation of the Financing Sources named therein to provide the financings contemplated thereby, subject to the satisfaction or waiver of the Financing Conditions and the Remedies Exception. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or material default on the part of Parent or, to the Knowledge of Parent, any other party thereto under the Debt Financing Commitment Letters. As of the date of this Agreement, Parent and Merger Sub have no reason to believe that they or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Financing Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than the Financing Conditions. The only conditions precedent or other contingencies related to the initial funding of the Debt Financing on the Closing Date to be included in the Debt Financing Documents will be the Financing Conditions contained in the Debt Financing Commitment Letters. As of the date hereof, Parent has no reason to believe that any of the Financing Conditions will not be satisfied or the Debt Financing will not be made available to Parent on the Closing Date. Parent represents that all fees, expenses and other amounts that would become due and payable under the Debt Financing Commitment Letters are not required to be paid earlier than the Closing Date.

4.7              Litigation. Parent is not (a) subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (b) a party to any Action, or to the Knowledge of Parent, is threatened to be a party to any such Action, in the case of either clause (a) or (b), which would prevent or materially delay (i) Parent’s performance under this Agreement or (ii) Parent’s consummation of the transactions contemplated hereby.

4.8              Solvency. Immediately after giving effect to the Closing, the funding of the Debt Financing and the consummation of the transactions contemplated by this Agreement, and assuming that (i) the representations and warranties made by the Company herein are true, correct and correct, (ii) each of the Company and the Representative has complied in all material respects with its covenants and other agreements hereunder and (iii) the conditions set forth in Articles VI and VII have been satisfied, Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole, will be Solvent. For purposes of this Section 4.8, “Solvent” shall mean that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.9              Operations and Assets of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and their respective Related Agreements and has not incurred Liabilities of any nature or conducted any business other than those incidental to its formation and existence and pursuant to or in connection with the transactions contemplated by this Agreement and its Related Agreements. Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens (other than any Liens created pursuant to the Debt Financing and except for any restrictions arising under any applicable securities laws or the Governing Documents of Merger Sub).

4.10          Guaranty. The Guaranty is in full force and effect and assuming the due authorization, execution and delivery by the other parties thereto, the Guaranty is a valid, binding and enforceable obligation of the Guarantor in accordance with its terms, except as such enforceability may be limited by the Remedies Exception. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

4.11          Acquisition for Investment. Parent is aware that the capital stock of the Surviving Corporation being acquired by Parent pursuant to the transactions contemplated by this Agreement have not been registered under the Securities Act or under any state securities laws. Parent qualifies as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and Parent is purchasing the capital stock of the Surviving Corporation solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the capital stock of the Surviving Corporation. Parent and its Subsidiaries and Affiliates will not sell or otherwise dispose of the capital stock of the Surviving Corporation except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other similar Applicable Law.

4.12          Brokers and Finders. Neither Parent nor Merger Sub has used any broker or finder in connection with the transactions contemplated by this Agreement or any Related Agreement.

4.13          R&W Insurance Policy. The indication letter with respect to the R&W Insurance Policy has not been revoked or terminated. Parent has delivered to its insurance broker, to be held in escrow pending the Closing, an order to bind the R&W Insurance Policy. Upon the Closing and release of such order from escrow, the insurer will issue the R&W Insurance Policy. Parent has fully paid on or prior to the date hereof any and all premiums, fees, expenses or taxes in connection with the R&W Insurance Policy that are required to be paid on or prior to the date hereof.

4.14          No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT AND MERGER SUB IN THIS ARTICLE IV, INCLUDING THE RELATED SECTIONS OF THE DISCLOSURE SCHEDULE, IN ANY CERTIFICATE DELIVERED TO THE COMPANY HEREUNDER OR IN ANY RELATED AGREEMENT, (A) NEITHER PARENT NOR MERGER SUB, OR ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUB, OR ANY OTHER PERSON OR THEIR OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING AND (B) ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY PARENT AND MERGER SUB; PROVIDED, THAT THE FOREGOING PROVISIONS SHALL NOT LIMIT OR RESTRICT IN ANY WAY THE COMPANY’S RIGHTS OR REMEDIES UNDER ARTICLE IX OR IN THE CASE OF FRAUD.

ARTICLE V

COVENANTS

5.1              Access to Information and Facilities.

(a)               From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated, subject to the Confidentiality Agreement, the Company shall give Parent, Merger Sub and Parent’s and Merger Sub’s Affiliates and their respective officers, employees, accountants, counsel, investment bankers, consultants and other representatives (collectively, “Parent Representatives”), upon reasonable notice, reasonable access during normal business hours to the offices, facilities, information and books and records of the Company Group, and shall make the officers and employees of the Company Group available to Parent, Merger Sub and the Parent Representatives as Parent, Merger Sub and the Parent Representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or any of its Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any Contract to which the Company or any of its Subsidiaries is bound or any Applicable Law (provided, that the Company shall use commercially reasonable efforts to obtain the required consent of any such third party to such Contracts or provide such access or disclosure in a manner that would not violate the terms of any such Contract or Applicable Law); provided, however, that all requests for access shall be directed to Harris Williams in writing (the “Designated Contacts”); provided, further, that nothing herein shall require the Company to provide access or to disclose any information to Parent to the extent such access or disclosure (i) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) would be in violation of Applicable Laws (including the HSR Act and other anti-competition laws), (iii) would violate attorney-client privilege or any similar privilege that may be applicable thereto or (iv) would entail any environmental sampling or analysis; provided, that in the case of the preceding clauses (i), (ii) and (iii) the Company shall use commercially reasonable efforts to provide access or disclosure in a manner that would not result in such significant competitive harm, the violation of Applicable Law or loss of such privilege, as applicable. Other than the Designated Contacts, or as expressly provided in the preceding sentence, Parent is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of the Company or any of its Subsidiaries prior to the earlier of the Closing Date and the date this Agreement is terminated without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing shall not prohibit any contact by Parent, Merger Sub or the Parent Representatives in the ordinary course of business unrelated to this Agreement and the transactions contemplated hereby.

(b)               Parent, Merger Sub and their representatives shall treat and hold strictly confidential any Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the obligations and covenants of Parent, Merger Sub and their respective Related Parties under the Confidentiality Agreement shall terminate at the Closing in full and be of no further force or effect.

(c)               From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and its and their respective representatives to, use commercially reasonable efforts to prepare and deliver to Parent and its representatives such financial information regarding the Company Group’s business and the historical performance thereof as Parent may reasonably request, including such financial information as Parent may reasonably request in connection with the preparation by Parent of (i) pro forma financial statements that reflect the consummation of the transactions contemplated hereby and (ii) any financial statements (including audited financial statements) in respect of the Company Group’s business that Parent may require to comply with Applicable Law, including Rule 3-05 and Rule 8-02 of Regulation S-X; provided that, in each case, such preparation and delivery shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries. All such assistance referred to in this Section 5.1(c) shall be at Parent’s request with reasonable prior notice and Parent shall, upon written request by the Company, promptly reimburse the Company and its Subsidiaries for any such reasonable and documented out-of-pocket third party costs and expenses as incurred.

5.2              Preservation of Business. From the date of this Agreement until the Effective Time, other than (x) as contemplated in Section 5.2 of the Disclosure Schedule, (y) as specifically contemplated by this Agreement or (z) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall and shall cause its Subsidiaries to be operated in the ordinary course of business consistent with past practice, and the Company shall not, and shall cause its Subsidiaries not to:

(a)               declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities except (i) dividends and distributions of cash and (ii) dividends and distributions among the Company and its wholly-owned Subsidiaries;

(b)               (i) issue, sell, transfer, pledge, grant, dispose of, encumber, subject to any Lien or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class or (ii) adjust, split, combine, recapitalize or reclassify any of its equity securities;

(c)               redeem, purchase or otherwise acquire any outstanding equity securities of the Company or any of its Subsidiaries or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class;

(d)               amend, modify or supplement their respective Governing Documents (whether by merger, consolidation or otherwise);

(e)               (i) effect any merger, consolidation, restructuring, recapitalization, reorganization or business combination (other than the transactions contemplated by this Agreement) or (ii) dissolve or liquidate (or adopt a plan of complete or partial dissolution or liquidation of) the Company or any of its Subsidiaries;

(f)                sell, assign, license, transfer, pledge, subject to any Lien (other than Permitted Liens) or otherwise dispose of any assets (excluding any Owned Intellectual Property) outside the ordinary course of business, except with respect to assets with a purchase price, in the aggregate, of less than $500,000;

(g)               sell, assign, license, sublicense, grant, abandon, dedicate to the public domain, allow to lapse, transfer, pledge, subject to any Lien (other than Permitted Liens) or otherwise dispose of any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;

(h)               except as required by GAAP or by Applicable Law, change or amend any of the accounting principles, policies, methods or practices used by the Company or any of its Subsidiaries;

(i)                 make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any accounting method with respect to material Taxes, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any proceeding with respect to any Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries;

(j)                 amend, cancel, refinance, create, incur, assume or guarantee any Indebtedness in excess of $50,000, other than (A) pursuant to inter-company arrangements among or between the Company and one or more of its wholly-owned Subsidiaries or among or between one or more wholly-owned Subsidiaries of the Company and (B) borrowings permitted under existing credit facilities in effect as of the date hereof;

(k)               institute, bring, commence, waive, release, settle, compromise, or offer or propose to settle or compromise, any Action, or agree to the entry of any Order, that (i) results in the imposition of any material restrictions upon the business of any Company Group member or its Affiliates, (ii) with respect to any such release, settlement or compromise, does not include a full and unconditional release and waiver of all claims against (x) the Company Group and its Affiliates and (y) Parent, Merger Sub and their respective Non-Recourse Parties or (iii) involves or would reasonably be expected to involve (x) equitable relief or (y) amounts in dispute, or amounts paid in settlement or compromise, in excess of $500,000 individually or in the aggregate;

(l)                 (i) enter into, terminate, or make any material change to, any Contracts with any of the employees of the Company or any of its Subsidiaries, (ii) increase the rate or terms of compensation, or accelerate the vesting, compensation opportunities, severance, retention, incentive, termination or change-in-control pay, or any other benefits, payable to any employee of the Company or any of its Subsidiaries or make any commitment or agreement to make or pay the same, except for increases in base salary to employees whose annual compensation is less than $100,000 that are made in the ordinary course of business consistent with past practice, (iii) pay or agree to pay any bonus, pension, retirement allowance, retention, severance or other employee benefit not required by any Benefit Plan existing on the date hereof (except for bonuses constituting Seller Transaction Expenses), (iv) except as required by Applicable Law, enter into any collective bargaining agreement or similar arrangement covering any employees of the Company or any of its Subsidiaries, (v) except as required by Applicable Law, adopt, enter into, amend, modify or terminate any Benefit Plan or grant or promise any increase in the benefits payable under any Benefit Plan, (vi) hire, employ or engage any new employee or terminate other than for cause the employment of any current employee of the Company with annual compensation over $100,000, (vii) terminate employees in such numbers as would trigger any liability or a notice obligation under WARN, or (viii) make any loans, advances, or extensions of credit to any employee of the Company or any of its Subsidiaries (other than advancement of expenses in the ordinary course of business);

(m)             acquire any rights, interests, securities, business, division, property, assets, business or Person, by merger, consolidation, equity or asset acquisition or otherwise, in each case, in excess of $500,000 and other than purchases of inventory in the ordinary course of business;

(n)               except for a Contract for Leased Real Property relating to a store location of the Company under which annual rent payments do not exceed $250,000, enter into any Material Contract, renew or fail to renew, amend or modify in a manner adverse to any Company Group member, or terminate or rescind, exercise or decline any right, request or grant any waiver, or breach or default under any such Material Contract, in each case except in the ordinary course of business;

(o)               establish, form or acquire any Subsidiary;

(p)               accelerate the collection of accounts receivable beyond the Company Group’s normal collection cycle, defer the payment of any accounts payable beyond the Company Group’s normal payment cycle;

(q)               make or incur any financial commitment or capital expenditure that will require payments by the Company Group, in each case in excess of $500,000, individually or in the aggregate, except to the extent set forth on the Company Group’s current capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule; or

(r)                agree, commit or become obligated to do, enter into any Contract with respect to, or resolve, authorize or approve any action to do, any of the foregoing.

5.3              Exclusivity. From the date of this Agreement until the earlier of the Closing Date and termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit or cause its Subsidiaries to, directly or indirectly, through their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, partners, Affiliates, representatives or otherwise, (a) solicit, initiate, facilitate or encourage the submission of or entry into any letter of intent, memorandum of understanding, Contract, proposal or offer from or with any Person (other than Parent, Merger Sub and the Parent Representatives) relating to any direct or indirect (i) merger, sale, contribution or consolidation of any material portion of the business or assets of, (ii) acquisition or purchase of all or any material portion of the assets of or a majority of the equity interests in, or (iii) recapitalization, business combination or similar transaction involving, the Company or any of its Subsidiaries (each, a “Competing Transaction”), nor (b) solicit, initiate, encourage, facilitate, continue, or engage or participate in, any discussions or negotiations with any Person (other than Parent and its Affiliates and their respective representatives) regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or facilitate any effort or attempt by any Person to effect a Competing Transaction. The Company shall, and shall cause its Subsidiaries and all Persons acting on behalf of the Company or its Subsidiaries (including their Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, partners, Affiliates and representatives) to immediately cease and cause to be terminated any existing activities, discussions, communications and negotiations with any Persons (other than Parent, Merger Sub and the Parent Representatives) with respect to any of the foregoing, including terminating any online data room access to any such Person and notifying Parent in writing of any such letter of intent, memorandum of understanding, Contract, proposal or offer received by or on behalf of any Company Group member on or after the date hereof. The Company shall notify each Person (other than Parent, Merger Sub and the Parent Representatives) that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of a Competing Transaction that the Company has entered into a definitive agreement for the sale of the Company Group’s business, and the Company shall promptly exercise its rights under all such confidentiality agreements with respect to the return or destruction of all confidential information furnished to such Person in connection therewith.

5.4              Efforts. From the date of this Agreement until the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms, subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated hereby and satisfy or obtain the satisfaction of the conditions precedent to the consummation of the transactions contemplated by this Agreement and each Related Agreement as promptly as practicable, including by executing and delivering any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions and by obtaining consents, waivers and approvals from, or delivering notices to, equityholders and third parties in connection with the transactions contemplated hereby. The “commercially reasonable efforts” of the Company shall not require the Company or any of its Subsidiaries, their Affiliates or representatives to provide financing to Parent for consummation of the transactions contemplated hereby.

5.5              Competition Clearance.

(a)               Without limiting Section 5.4, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided, however, that the parties shall request early termination of the waiting period under the HSR Act unless both Parent and the Company agree otherwise.

(b)               Each of the Company, on the one hand, and Parent, on the other hand, shall, in connection with the efforts referenced in Section 5.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party regarding any of the transactions contemplated hereby, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent practicable and permitted by Applicable Law and the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)               Subject to Section 5.5(e), in furtherance and not in limitation of the covenants of the parties contained in Sections 5.5(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the Company and Parent shall take, or cause to be taken, all such actions as may be necessary to resolve objections or suits so as to permit consummation of the Merger and the transactions contemplated by this Agreement in a timely manner.

(d)               Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 5.5(e), the obligations of Parent under this Section 5.5 shall include Parent: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Affiliates contemporaneously with or subsequent to the Closing; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Closing; (iii) agreeing to permit the Company or any of its Subsidiaries to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Closing; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or its Subsidiaries or conduct of business arrangements or terminating any and all joint venture, strategic partnership and other similar agreements as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Authority necessary to consummate the transactions contemplated hereby, in each case, to the extent such action is reasonably necessary to avoid, prevent, eliminate or remove the actual or threatened issuance or enactment of any order, decree, decision, determination, judgment or Applicable Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Closing and the other transactions contemplated hereby by any Governmental Authority. No actions taken pursuant to clauses (i) through (iv) of this Section 5.5(d) shall be considered for purposes of determining whether a Material Adverse Effect has occurred. Without limiting the generality of the foregoing, if any action or proceeding is threatened or instituted by any Governmental Authority or any other Person challenging the validity or legality of or seeking to restrain the consummation of the transactions contemplated by this Agreement, Parent shall use its best efforts to avoid, resist, resolve or, if necessary, defend such action or proceeding and shall afford the Company a reasonable opportunity to participate therein. Parent shall diligently assist and cooperate with the Company in preparing and filing any and all written communications that are to be submitted to any Governmental Authorities in connection with the transactions contemplated hereby and in obtaining any approvals and authorizations which may be required to be obtained for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, which assistance and cooperation shall include: (A) timely furnishing to the Company all information concerning Parent, Merger Sub and/or their respective Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such approval or authorization; (B) promptly providing the Company with copies of all written communications to or from any Governmental Authority relating to any Antitrust Law; provided, that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with Applicable Law; provided further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (C) keeping the Company reasonably informed of any communication received or given in connection with any action or proceeding by Parent, in each case regarding the transactions contemplated by this Agreement; and (D) permitting the Company to review and incorporate the Company reasonable comments in any communication given by Parent or Merger Sub to any Governmental Authority or in connection with any proceeding related to the HSR Act or any Antitrust Law, in each case regarding the transactions contemplated by this Agreement. Neither Parent or Merger Sub, on one hand, nor the Company, on the other hand, shall initiate or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the transactions contemplated by this Agreement, including any filings under the HSR Act or any Antitrust Law, without providing the other party with reasonable prior notice of such meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion. Parent shall be responsible for all filing fees under the HSR Act. Neither Parent nor Merger Sub shall, and Parent and Merger Sub shall not permit any of their respective Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation or other transaction would reasonably be expected to (x) impose any material delay in obtaining, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, including under the HSR Act or applicable Antitrust Law, (y) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (z) materially delay the consummation of the transactions contemplated hereby.

(e)               Notwithstanding anything to the contrary contained herein, including the foregoing provisions of this Section 5.5, none of Parent, Merger Sub or any of their respective Affiliates shall be obligated to (or be obligated to cause any of its Affiliates or any other Person to) take any action, enter into any Contract or perform any obligation that would, or would reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect or a material adverse effect on the business, assets, operations or condition of Parent and its Affiliates (including, after giving effect to the Closing, the Company Group).

5.6              Notice of Breach. From time to time prior to the Closing, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly notify the other party if the first party obtains knowledge that any of the first party’s representations and warranties in this Agreement or the Disclosure Schedules are not true, correct and complete, to the extent such failure to be so true, correct and complete would cause the Closing condition in Section 6.1 or Section 7.1, as applicable, to not be satisfied; provided, that any such notice provided pursuant to this Section 5.6 shall not amend, limit, modify or otherwise affect the rights or obligations of the parties under this Agreement and such notice shall be provided for informational purposes only.

5.7              Preservation of Records; Post-Closing Access and Cooperation.

(a)               For a period of seven (7) years after the Closing Date, the Surviving Corporation and its Subsidiaries shall preserve and retain all corporate, accounting, legal, auditing, human resources, Tax and other books and records of the Surviving Corporation and its Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Surviving Corporation and its Subsidiaries prior to the Closing Date that are required to be retained under the Company’s current retention policies.

(b)               For a period of seven (7) years after the Closing Date, Parent and the Surviving Corporation shall afford promptly to the Representative and its employees and representatives reasonable access during normal business hours to the books and records of the Surviving Corporation and its Subsidiaries described in Section 5.7(a) and the offices, facilities, officers and employees of the Surviving Corporation and its Subsidiaries, to the extent reasonably requested by the Representative, including on behalf of any Fully-Diluted Stockholder, and in each case solely in connection with (i) the filing and preparation of any Tax returns of any Fully-Diluted Stockholder, (ii) any Tax audit of any Fully-Diluted Stockholder, (iii) compliance with the obligations of the Representative or any Fully-Diluted Stockholder under this Agreement, any Related Agreement or under Applicable Law, (iv) the preparation of financial statements of any Fully-Diluted Stockholder and (v) any other purpose reasonably requested by the Representative in good faith that is approved in writing by Parent. Such access shall be provided on the same terms as access is granted to Parent pursuant to Section 5.1, mutatis mutandis, and such access shall be at the Representative’s sole cost and expense.

5.8              Employees and Benefits.

(a)               For a period of no less than one (1) year following the Closing Date, Parent and the Surviving Corporation shall or shall cause an Affiliate or assign to provide each persons who is employed by the Company or any of its Subsidiaries as of the Closing Date (the “Employees”) and who remains employed by Parent or the Surviving Corporation (or one of their respective Affiliates) during such period with (i) a base salary or wages, (ii) annual cash variable/incentive/bonus pay programs (excluding any value attributable to equity and equity-based compensation), and (iii) other benefit plans and arrangements (other than any equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are no less favorable in the aggregate to, collectively with respect to clauses (i), (ii) and (iii), those provided to similarly situated employees of Parent or its Affiliates from time to time. Notwithstanding the foregoing, this Section 5.8 shall not limit the obligation of any of Parent and the Surviving Corporation or their Affiliates to comply with Applicable Laws or to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract, must be maintained for a period longer than one (1) year following the Closing Date. No provision of this Agreement shall be construed as a guarantee of continued employment of any Employee, and this Agreement shall not be construed so as to prohibit Parent and the Surviving Corporation from having the right to terminate the employment of any Employee.

(b)               Each Employee of the Company or any of its Subsidiaries shall be credited with his or her years of service with the Company Group and their Affiliates (and any predecessor entities thereof, to the extent such predecessor service is credited by Parent and the Surviving Corporation or any of their Affiliates) before the Closing Date under any employee benefit plan of Parent or the Surviving Corporation or any of their Affiliates providing benefits similar to those provided under a Benefit Plan (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under such Benefit Plan for all purposes, including eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual (other than benefit accruals under a defined benefit pension plan or retiree health or welfare plan or arrangement), except to the extent such credit (x) would result in the duplication of benefits for the same period of service, or (y) to the extent that such service is not recognized under such employee benefit plan for other employees of Parent and its Affiliates. With respect to the calendar year in which Parent or any of its Affiliates ceases to maintain any particular Benefit Plan (or to the extent an employee ceases to be eligible to participate in a Benefit Plan as a result of actions by Parent in connection with or following the Closing Date), Parent shall use commercially reasonable efforts to provide that each employee shall be given credit for amounts paid under such Benefit Plan for the applicable plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or its Affiliate, as applicable.

(c)               Parent shall use commercially reasonable efforts to waive for each Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent, the Surviving Corporation or any of their Affiliates applicable to such Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Employee under the terms of the welfare plans of the Company Group on the date of this Agreement.

(d)               In any termination or layoff of any Employee by Parent or the Surviving Corporation during the period beginning on the Closing Date and ending on the date that is sixty (60) days after the Closing Date, Parent and the Surviving Corporation will comply fully, if applicable, with the WARN Act and all other applicable foreign, federal, state and local laws, including those prohibiting discrimination and requiring notice to employees. Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries to not, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any facility, site of employment, operating unit or employee of the Surviving Corporation or its Subsidiaries without complying fully with the requirements of the WARN Act or similar state and local laws. Parent and Surviving Corporation will bear the cost of compliance with (or failure to comply with) any such laws.

(e)               This Section 5.8 shall be binding upon and shall inure solely to the benefit of each of the parties hereto and nothing in this Section 5.8 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Company Group, or Parent or any of their respective Affiliates or Non-Recourse Parties to amend, modify or terminate any Benefit Plan or any other benefit plan program, agreement or arrangement, or (iii) is intended to or shall confer upon any current or former employee of the Company Group or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

(f)                If requested by Parent at least five (5) Business Days prior to the Closing, the Company shall adopt resolutions to terminate, effective no later than the day immediately preceding the Closing Date, any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”).  If Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the board of directors of the Company or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date.  In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing.

5.9              Public Announcements. The Company, Parent and Merger Sub will consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and no party shall, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other parties, issue any such press release or make any such public statement, except as may be required by Applicable Law. Notwithstanding any other provision of this Agreement or the Confidentiality Agreement to the contrary, The Jordan Company, L.P. and its Affiliates may provide (a) the financial results achieved by The Jordan Company, L.P. and its Affiliates with respect to their beneficial interest in the Company Group or (b) a general description of the Company Group (including their financial performance, and The Jordan Company, L.P.’s and its Affiliates’ investment and role therein), to the current or prospective limited partners or other business associates of The Jordan Company, L.P. or such Affiliates and their respective advisors. Notwithstanding the foregoing, nothing herein shall limit or restrict the ability of any Affiliate of Parent to disclose any information regarding this Agreement and the transactions contemplated hereby as may be required in connection with any filing made with the SEC or any securities exchange or over-the-counter market.

5.10          Indemnification of Directors and Officers.

(a)               For six (6) years from and after the Closing Date, Parent shall, and Parent shall cause the Surviving Corporation and its Subsidiaries, to jointly and severally indemnify and hold harmless all of their past and present officers and directors (each, a “D&O Indemnitee” and collectively, the “D&O Indemnitees”) and provide advancement of costs and expenses to such D&O Indemnitees to the same extent such D&O Indemnitees are indemnified by the Company or its Subsidiaries, or advancement of costs expenses is provided to such D&O Indemnitees, as applicable, as of the date hereof pursuant to the Governing Documents of the Company or its Subsidiaries in effect on the date hereof and to the extent permitted under Applicable Law, for acts or omissions occurring at or prior to the Closing Date, and Parent shall not, and shall not permit the Surviving Corporation or its Subsidiaries to, amend, repeal or modify in any adverse manner any provision in the Company’s or its Subsidiaries’ Governing Documents to the extent relating to the exculpation or indemnification of former officers and directors as in effect as of the date hereof; provided, that no such D&O Indemnitee shall have any rights with respect to advancement, indemnification, contribution or other recovery of any kind from Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates or FRGA Equityholders for any matter which such indemnified director or officer is in the final judgment of a court of competent jurisdiction found to be liable to Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates for fraud based on the representations and warranties contained in this Agreement or any Related Agreement. Solely for purposes of this Section 5.10, “Governing Documents” shall not include any stockholders agreement, equityholders agreement, voting agreement, registration rights agreement or similar agreement or document.

(b)               At or prior to the Closing, the Company shall, at Parent’s expense, obtain and fully pay for “tail” insurance policies (such policies, the “D&O Tail Policy”) with a claims period of at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy on terms not less favorable than such existing insurance coverage and at a one-time premium, which shall be no more than 300% of the annual premium currently being paid by the Company and in any event, the cost of the D&O Tail Policy shall not exceed, and Parent shall not be responsible for D&O Tail Policy costs in excess of, $80,000 in the aggregate (except with Parent’s prior written consent, not to be unreasonably withheld or conditioned); provided, that in the event that any claim is brought under such director’s and officer’s liability insurance policies, Parent shall cause the Surviving Corporation to maintain the D&O Tail Policy until final disposition thereof.

(c)               Notwithstanding any other provision of this Agreement to the contrary, this Section 5.10 shall survive the consummation of the Closing for a period of six (6) years following the Closing Date or to the extent of any claims under this Section 5.10 that are outstanding on the sixth (6th) anniversary of the Closing Date, until all such outstanding claims are finally determined. In the event that Parent, Merger Sub, the Surviving Corporation, the Company or the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person (including the Merger), or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, Parent shall make proper provision to cause the successors and assigns of Parent, Merger Sub, the Surviving Corporation, the Company or the Company’s Subsidiaries, as the case may be, to succeed to the obligations set forth in this Section 5.10.

(d)               The obligations of Parent, Merger Sub, the Surviving Corporation and the Company and its Subsidiaries under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.10 applies without the written consent of such affected D&O Indemnitee.

5.11          Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value-added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be paid by Parent.

5.12          Stockholders Action.

(a)               The Company will use its commercially reasonable efforts to take all action required by the DGCL and its Governing Documents to cause the stockholders of the Company to consider and vote upon the approval of the Merger. If, within fifteen (15) Business Days of the date hereof, any Fully-Diluted Stockholder has not delivered any documentation or certificate required to be delivered hereunder, including any Letter of Transmittal, Option Cancellation Agreement, Warrant Cancellation Agreement, or stock certificate, the Company shall exercise the “bring-along” right set forth in the Stockholder Agreement of the Company within such fifteen (15) Business Day period.

(b)               In addition and if required to avoid the imposition of Taxes under Section 4999 of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall (i) use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), deliver to its stockholders a disclosure statement intended to satisfy the stockholder approval requirements of Section 280G(b)(5)(B) of the Code, soliciting the consent of its stockholders to the payments disclosed therein. Parent shall provide the Representative with all relevant terms of any employment Contracts or other arrangements that will be entered with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company Group on or around the Closing Date that would result in payments and other terms (including rights to severances or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure and consent under the previous sentence is valid. At least five (5) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Parent with copies of all Section 280G-related documents, including any Section 280G analysis prepared by the Company, the stockholder disclosure statement, waivers and stockholder consents, for Parent’s review and approval (which approval shall not be unreasonably withheld or delayed). Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.12 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

5.13          Financing.

(a)               The Company agrees to use its commercially reasonable efforts to take all actions requested or required in connection with the Debt Financing and to provide, as promptly as practicable, such assistance, cooperation, financial, business or other information and documents (and to cause each member of the Company Group and use its commercially reasonable efforts to cause its and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such assistance, cooperation, financial, business or other information and documents) as is reasonably requested by or on behalf of Parent in connection with the Debt Financing. Such commercially reasonable efforts to provide such assistance, cooperation, financial, business or other information and documents shall include, but not be limited to, each of the following: (i) furnishing to Parent and its Financing Sources, as promptly as is reasonably practicable following Parent’s request, such pertinent and customary information as reasonably necessary to consummate the Debt Financing (including the historical financial information relating to the Company required pursuant to the Financing Conditions), (ii) delivery on or prior to the Closing Date to Parent of the Ancillary Financing Documents and any other financial, business or other information and documents required or reasonably requested by the Financing Sources and (iii) if requested, participation by senior management of the Company in the negotiation of the Debt Financing Documents. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, or reasonably likely not to, harm or disparage the Company or its Subsidiaries, or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding any other provision of this Agreement to the contrary, neither the Company, its Subsidiaries nor any of their respective personnel or advisors shall be required to provide any such assistance which would unreasonably interfere with the ongoing operations of the Company Group. Further, such assistance shall not include any actions that the Company reasonably believes would (i) result in a violation of any confidentiality arrangement or material agreement or the loss of any legal or other privilege or (ii) cause any representation or warranty in this Agreement to be breached or any condition to Closing set forth in Articles VI or VII to fail to be satisfied (unless, in each case waived by the Company and the Financing Sources). All such assistance referred to in this Section 5.13(a) shall be at Parent’s request with reasonable prior notice and at Parent’s sole cost and expense and Parent shall, upon written request by the Company, promptly reimburse the Company and its Subsidiaries for any such reasonable and documented out-of-pocket expenses as incurred; provided, that Parent shall not be required to reimburse the Company for any costs and expenses incurred with respect to the financial statements, financial information or other materials prepared prior to the date of this Agreement that may be used in connection with the Debt Financing. Such assistance shall not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing that is not expressly conditioned upon the consummation of the Merger and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement. Neither the Company nor any of its Affiliates shall be required to make any representation or warranty in connection with the Debt Financing prior to the Closing Date. Other than with respect to customary authorization letters and confirmations relating to the Company provided in connection with any syndication process by the Financing Sources, neither the Company nor any of its Affiliates shall have any obligations under this Section 5.13(a) following the consummation of the Merger. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Debt Financing or any assistance or activities provided in connection therewith; provided, that the foregoing shall not apply to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (A) result from information provided by the Company or any of its Subsidiaries to the extent such information was materially inaccurate or materially misleading or (B) result from the fraud, bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries or any of their representatives acting on their behalf. All non-public or otherwise confidential information regarding the Company and its business obtained by Parent or its Financing Sources pursuant to this Section 5.13(a) shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to “private side” lenders that agree to customary confidentiality obligations in connection with any syndication of the Debt Financing by the Financing Sources. Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed by the parties that the conditions set forth in Section 6.2, as applied to the Company’s obligations under this Section 5.13(a), shall be deemed to be satisfied unless the Debt Financing contemplated by the Debt Financing Commitment Letters has not been obtained as a result of the Company’s material breach of its obligations under this Section 5.13(a).

(b)               Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required to arrange and consummate the Debt Financing as promptly as practicable following the date of this Agreement. Such actions shall include using commercially reasonable efforts to do the following: (i) maintaining in effect the Debt Financing Commitment Letters in the form attached to this Agreement, in all material respects, until the Closing Date (subject to Parent and Merger Sub’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letters as permitted by this Agreement), (ii) satisfying on a timely basis all Financing Conditions that are solely within Parent’s or any of its Affiliates’ control, (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms which are materially consistent with the terms contained in the Debt Financing Commitment Letters (including giving effect to any “market flex” provisions related to the Debt Financing), and (iv) causing the full amount of the Debt Financing to be drawn upon satisfaction or waiver of the Financing Conditions and the conditions set forth in Article VI. Neither Parent nor any of its Affiliates shall be permitted to amend, modify, supplement, restate, assign, substitute or replace the Debt Financing Commitment Letters or any Debt Financing Document in any manner which would reasonably be expected to (A) reduce the aggregate amount of the Debt Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, unless the aggregate amount of the Debt Financing would still be sufficient to fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the transactions contemplated by this Agreement; (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in each case, in any manner that would reasonably be expected to prevent or materially delay the Closing; (C) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties thereto; (D) prevent or materially delay the timely consummation of the Debt Financing beyond the date that the Closing is required to be effected in accordance with the terms of this Agreement; or (E) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur; provided, that for the avoidance of doubt, Parent and Merger Sub, as applicable, may amend or modify (or amend and restate) the Debt Financing Commitment Letters (I) to add lenders, lead arrangers, bookrunners, syndication agents or any Person with similar roles or titles who had not executed the Debt Financing Commitment Letters as of the date hereof, (II) to amend titles, allocations and fee sharing arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities, (III) to increase the amount of Debt Financing thereunder and (IV) in any manner that is not adverse to the interests of the Company. Parent shall not consent to any assignment of rights or obligations under the Debt Financing Commitment Letters without the prior written approval of the Company, such approval not to be unreasonably withheld. Parent shall keep the Representative informed upon request in reasonable detail of the status of its efforts to arrange the Debt Financing.

(c)               Notwithstanding anything to the contrary in this Section 5.13, nothing in this Section 5.13 shall be construed in any event to condition the obligations of Parent and Merger Sub to effect the Closing on the receipt of the Debt Financing contemplated by the Debt Financing Commitment Letters.

5.14          Affiliate Agreements. Prior to the Closing, the Company shall deliver to Parent (a) the TJC Pay-off Letter evidencing that the TJC Management Consulting Agreement has been terminated at or prior to Closing without any further liability to Parent, the Surviving Corporation and their respective Affiliates and with respect to which Parent and its Affiliates shall be express third party beneficiaries; provided, however, that notwithstanding any such termination, the Company’s obligations set forth in Sections 8, 9, 10 and 12(f) of the TJC Management Consulting Agreement shall survive indefinitely and (b) written evidence in form and substance reasonably satisfactory to Parent that all other Affiliate Agreements (other than those set forth on Section 5.14 of the Disclosure Schedules), including all other agreements between The Jordan Company, L.P. or any of its Affiliates, on the one hand, and the Company Group, on the other hand, have been terminated without any further liability or obligation to Parent, the Surviving Corporation and their respective Affiliates and with respect to which Parent and its Affiliates shall be express third party beneficiaries.

5.15          Representation and Warranty Insurance. Parent shall cause the R&W Insurance Policy to be bound prior to or promptly after the Closing (in accordance with the customary terms of the binder thereof). In furtherance of the foregoing, Parent shall (a) comply in all material respects with the R&W Insurance Policy; (b) pay when due all premiums, fees, costs and Taxes payable thereunder including the R&W Insurance Premium; and (c) assuming the Company’s and the Representative’s compliance with their respective covenants and agreements hereunder satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy in accordance with its terms. The Company shall, and shall cause its Subsidiaries and its and their respective employees, agents and representatives to, reasonably cooperate with Parent and its representatives in connection with responding to any additional diligence requests by any insurer under the R&W Insurance Policy and other matters reasonably required by such insurer under such R&W Insurance Policy to bring down and finalize coverage under such R&W Insurance Policy at the Closing. Parent and its Affiliates shall not terminate, cancel, materially amend, waive or otherwise modify the R&W Insurance Policy or any of the coverage thereunder in a manner that would reduce coverage prior to, at or at any time after the Closing (and Parent and its Affiliates shall not take any action or fail to take any action that would result in the foregoing). Parent shall ensure that the R&W Insurance Policy provides that the insurance carrier(s) thereunder waives or otherwise agrees to not bring any claim against any Fully-Diluted Stockholder and each of their respective past, present or future Non-Recourse Parties by way of subrogation, claim for contribution or otherwise, in each case except in the case of Fraud.

5.16          Acknowledgment. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that Parent and the Merger Sub are familiar with such uncertainties, that Parent and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) Parent, Merger Sub and their respective Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Notwithstanding the foregoing provisions of this Section 5.16, the foregoing provisions of this Section 5.16 shall not limit or restrict in any way Parent’s, Merger Sub’s or the Surviving Corporation’s rights or remedies under the R&W Insurance Policy, under Article IX or in the case of Fraud.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub at Closing to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent) of the following conditions precedent on or before the Closing Date:

6.1              Accuracy of Representations and Warranties. Each of the representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.5(b)) shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), in each case without giving effect to any qualification as to materiality, Material Adverse Effect or other similar qualification set forth in such representations and warranties, except for failures of such representations and warranties to be true, correct and complete that do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Fundamental Representations and the representations and warranties set forth in Section 3.5(b) shall be true, correct and complete in all respects (other than de minimis inaccuracies with respect to the Company Fundamental Representations) as of the date hereof and as of the Closing Date as if made anew on the Closing Date (except to the extent such Company Fundamental Representations expressly relate to an earlier date (in which case as of such earlier date)).

6.2              Compliance with Agreements and Covenants. The Company and the Representative shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing, in all material respects.

6.3              HSR Clearance. The applicable waiting period (and any extensions thereof) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement.

6.4              No Prohibition. No Applicable Law or Order shall have been adopted, promulgated or entered by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby and shall continue to be in effect.

6.5              Closing Deliverables. Parent shall have received each of the items and documents required to be delivered pursuant to Section 2.2(b).

6.6              No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

6.7              Stockholder Written Consent. The Stockholder Written Consent shall have been obtained.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company) of the following conditions precedent on or before the Closing Date:

7.1              Accuracy of Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in Article IV (other than the Parent Fundamental Representations) shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), in each case without giving effect to any qualification as to materiality, Material Adverse Effect or other similar qualification set forth in such representations and warranties, except for failures of such representations and warranties to be true, correct and complete that do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Fundamental Representations shall be true, correct and complete in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made anew on the Closing Date (except to the extent such Parent Fundamental Representations expressly relate to an earlier date (in which case as of such earlier date)).

7.2              Compliance with Agreements and Covenants. Parent and Merger Sub shall have performed and complied with all of their respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing, in all material respects.

7.3              HSR Clearance. The applicable waiting period (and any extensions thereof) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement.

7.4              No Prohibition. No Applicable Law or Order shall have been adopted, promulgated or entered by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby and shall continue to be in effect.

7.5              Closing Deliverables. The Company shall have received each of the items and documents required to be delivered pursuant to clauses (ii) through (iv) of Section 2.2(c).

ARTICLE VIII

TERMINATION

8.1              Termination. This Agreement may be terminated at any time on or prior to the Closing (regardless of whether the Stockholder Written Consent has been obtained), as follows:

(a)               with the mutual written consent of the Company, Parent and Merger Sub; or

(b)               by either the Company or Parent if the Closing shall not have occurred on or before March 15, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, resulted in, or substantially contributed to the failure of the Closing to occur on or before the Termination Date; or

(c)               by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VII to be satisfied, and (ii) if capable of being cured, has not been cured by Parent within thirty (30) calendar days after its receipt of written notice thereof from the Company or is incapable of being cured; or

(d)               by Parent, if the Company or the Representative shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VI to be satisfied, and (ii) if capable of being cured, has not been cured by the Company or the Representative, as applicable, within thirty (30) calendar days after its receipt of written notice thereof from Parent or is incapable of being cured; or

(e)               by the Company if (i) all of the conditions set forth in Article VI and Article VII have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent fails to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2(a) hereof, (iii) the Company and the Representative have irrevocably and unconditionally confirmed in writing to Parent that the Company and the Representative stand ready, willing and able to consummate the Closing and to take such actions necessary to do so, (iv) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) (which written notice must expressly set forth the matters described in the foregoing clauses (i) through (iii) of this Section 8.1(e)), if Parent fails to consummate the transactions contemplated hereby, and (v) Parent fails to consummate the transactions contemplated on the date set forth in the foregoing notice; or

(f)                by either the Company or Parent if any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable.

Notwithstanding any other provision of this Agreement to the contrary, the right to terminate this Agreement under clauses (b) through (f) of this Section 8.1 shall not be available to any party whose breach or failure to perform or comply with (including, with respect to the Company, the Representative’s breach or failure to perform or comply with), as applicable, any of its representations, warranties, covenants, agreements or other obligations under this Agreement has been the cause of, resulted in or substantially contributed to the failure to satisfy any condition to the obligations of the other party hereunder.

8.2              Expenses; Termination Fee.

(a)               Except as otherwise expressly provided herein, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means with respect to any party, the out-of-pocket fees and expenses of such party’s independent advisors, investment bankers, consultants, counsel and accountants, incurred or paid by such party or on its behalf in connection with this Agreement and the transactions contemplated hereby.

(b)               Termination Fee.

(i)                 If this Agreement is validly terminated by the Company (A) pursuant to Section 8.1(c), (B) Section 8.1(e), or (C) Section 8.1(b) and at the time of such termination the Company had the right to validly terminate this Agreement pursuant to (x) Section 8.1(c) as a result of a material breach by Parent of this Agreement and where such material breach was the primary cause of the failure of the Closing to have occurred in accordance herewith, or (y) Section 8.1(e), then Parent will pay the Company an amount equal to Thirty Million Dollars ($30,000,000) (the “Termination Fee”) by wire transfer of immediately available funds within three (3) Business Days after the date of such termination.

(ii)              In the event Parent does not pay the Termination Fee within such three (3) Business Day period in accordance with this Agreement, Parent acknowledges that the Company shall be entitled to draw upon the Guaranty for payment of the Termination Fee, subject in all respects to the limitations set forth herein and in the Guaranty. If the Company commences an Action in order to obtain payment of the Termination Fee contemplated by this Section 8.2(b) as a result of Parent failing to pay the Termination Fee to the Company when due hereunder and such Action is finally and conclusively resolved by the entry of a final judgment (and following the expiration of all times for appellate review) against Parent, Parent shall pay to the Company the Termination Fee, plus interest at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made hereunder through the date of payment. Parent shall reimburse the Company for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) to the extent incurred by the Company in connection with such Action. In the event this Agreement is validly terminated by Parent in connection with a breach of this Agreement by the Company or the Representative, then the foregoing provisions of this Section 8.2(b)(ii) (other than the first sentence of this Section 8.2(b)(ii)) shall apply mutatis mutandis in respect of any Actions commenced by Parent to seek specific performance or other injunctive relief with respect to the Company’s and the Representative’s obligations to consummate the Closing or for monetary damages in respect of such breach.

Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated hereby, and that without these agreements, the Company would not enter into this Agreement.

8.3              Effect of Termination.

(a)               In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2 or this Section 8.3) on the part of Parent, Merger Sub or the Company or the Representative; provided, however, that the provisions of Section 5.1(b), Section 5.8(e), Section 8.2, this Section 8.3 and Article XI (other than Section 11.12) will survive any such termination hereof; provided further, however, that nothing in this Section 8.3, other than Section 8.3(b), shall relieve any party of any Liability for any willful and material breach by such party of this Agreement prior to such termination or fraud. For purposes of this Agreement “willful and material breach” shall mean a material breach of any representation, warranty or covenant or other agreement in this Agreement that is a consequence of a deliberate act or failure to act by or on behalf of the breaching party with actual knowledge that the taking of such act or such failure to act would result in a material breach of this Agreement.

(b)               Notwithstanding any other provision of this Agreement to the contrary, if Parent and Merger Sub fail to effect the Closing when required by Section 2.2 for any or no reason or otherwise breach this Agreement or fail to perform hereunder, then, (i) except for the right of the Company to seek an injunction, specific performance or other equitable relief pursuant to and in accordance with Section 11.12, the Company’s, the Representative’s and their respective Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, Financing Sources or successors or assignees (each a “Related Party” and collectively, the “Related Parties”) or any Related Party of any Related Party for any breach, loss, damage (including consequential, special, indirect, exemplary or punitive damages, diminution of value or lost profits) or other Liability whatsoever (including in respect of any breach of or failure to perform by Parent, Merger Sub, any Related Party or any Related Party of any Related Party) of any representation, covenant or agreement (whether express or implied) set forth in this Agreement, the Guaranty, the Debt Financing Commitment Letters, the Debt Financing or the failure of the transactions contemplated hereby and thereby to be consummated, shall be to validly terminate this Agreement in accordance with the provisions hereof and receive payment of the Termination Fee, as provided by Section 8.2(b) or pursuant to the Guaranty, as applicable, in each case subject to the limitations set forth herein and in the Guaranty and (ii) except as provided in the immediately foregoing clause (i), none of the Related Parties or any Related Party of a Related Party will have any Liability to the Company, the Representative or any of their respective Affiliates or any other Person, and none of the Company, the Representative or any of their respective Affiliates or any other Person shall be entitled to seek or obtain any monetary recovery, damages (including consequential, special, indirect, exemplary or punitive damages, diminution of value or lost profits) or judgment against any Related Party or any Related Party of a Related Party, relating to or arising out of this Agreement, the Guaranty, the Debt Financing Commitment Letters, the Debt Financing or the transactions contemplated hereby and thereby, in each case based on whatever theory of law, equity or otherwise, whether by or through attempted piercing of the corporate veil or other similar theory of liability, or in respect of any oral or written representations or warranties made or alleged to be made. The parties acknowledge and agree that in no event will Parent be required to pay the Termination Fee on more than one occasion.

(c)               Notwithstanding anything to the contrary herein, the maximum aggregate liability of the Related Parties and any Related Party of a Related Party relating to or arising out of this Agreement, the Guaranty, the Debt Financing Commitment Letters, the Debt Financing or the transactions contemplated hereby and thereby, or the termination of this Agreement, in each case based on whatever theory of law, equity or otherwise, whether by or through attempted piercing of the corporate veil or other similar theory of liability, or in respect of any oral or written representations or warranties made or alleged to be made, shall in no event exceed the Termination Fee.

(d)               The Company and the Representative acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that without these agreements, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

special indemnification

The parties hereto agree to the provisions of, and to take the actions set forth in Schedule V hereto. Without limiting the foregoing, the parties hereto agree that, except as otherwise expressly set forth herein, references to Article IX and any sections, subsections, clauses, subclauses or other provisions of Article IX in this Agreement (including in Schedule V) shall be deemed to mean Article IX as set forth in Schedule V and any sections, subsections, clauses, subclauses or other provisions of Article IX as set forth in Schedule V.

ARTICLE X

SURVIVAL AND RELEASE

10.1          Survival. Each and every representation and warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement shall terminate as of, and shall not survive, the Closing and no Person shall have any liability whatsoever with respect to any such representation or warranty. Each and every covenant, undertaking or agreement contained in this Agreement (other than the Surviving Covenants) shall terminate as of, and shall not survive, the Closing, and no Person shall have any liability whatsoever with respect to any such covenant, undertaking or agreement. Subject to any applicable statute of limitations, each Surviving Covenant shall survive the Closing and will remain in full force and effect thereafter in accordance with their respective terms. For purposes of this Agreement, “Surviving Covenants” means the covenants, undertakings and agreements contained in Sections 2.12, 5.1(b), 5.7, 5.8, 5.10, 5.11, 5.14, 5.15, 5.16, 8.2, Article IX, Article X and Article XI and any other covenant, undertaking or agreement set forth herein that by its terms expressly requires performance following the Closing.

10.2          Release. Effective as of the Closing Date, each of Parent, the Surviving Corporation and its Subsidiaries (each a “Releasor”), on behalf of itself and its Related Parties, hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, each Fully-Diluted Stockholder, The Jordan Company, L.P., The Resolute Fund III, L.P., and each of their respective past, present or future Non-Recourse Parties (each a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits to the extent arising out of or relating to (a) the ownership of the business of the Company and the Subsidiaries on or prior to the Closing Date, (b) this Agreement and the transactions contemplated hereby, (c) any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement and the Disclosure Schedule or in any certificate contemplated hereby and delivered in connection herewith, or (d) any information, documents or materials furnished by or on behalf of the Fully-Diluted Stockholder, the Company and the Subsidiaries (collectively, “Claims”) and which such Releasor or its Related Parties ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until and through the Closing Date. Each Releasor agrees not to, and agrees to cause its respective Affiliates and Subsidiaries not to, assert any Claim against the Releasees. Notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retains, and does not release, its rights, remedies and interests under the terms of this Agreement, the Related Agreements or the R&W Insurance Policy, under Article IX or in respect of Fraud.

ARTICLE XI

MISCELLANEOUS

11.1          Amendment. Prior to the Effective Time, any provision of this Agreement may be amended, modified or supplemented but only in a writing signed by Parent and the Company. Following the Effective Time, any provision of this Agreement may be amended, modified or supplemented but only in a writing signed by Parent, the Surviving Corporation and the Representative; provided, that after receipt of the Stockholder Written Consent, any amendment to this Agreement that by Applicable Law requires further approval by the stockholders of the Company entitled to vote thereon shall be subject to such further approval by such stockholders. Notwithstanding any other provision of this Agreement to the contrary, Sections 8.3, 11.6, 11.10, 11.11, 11.12 and this Section 11.1 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing sections) may not be amended, modified, waived or terminated in a manner that is material and adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

11.2          Notices. Any notice, request, instruction or other document or communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by electronic mail transmission (provided, that no “error” message or other notification of non-delivery is generated), (iii) on the next Business Day if sent by an overnight delivery service, or (iv) three (3) Business Days after being sent by certified or registered mail, postage prepaid:

(a)               If to the Company, prior to the Closing, or the Representative, addressed as follows:

c/o The Jordan Company, L.P.
399 Park Avenue
30th Floor
New York, New York 10022
Attention: M. Brad Wilford

                   Daniel S. Williams

Email: bwilford@thejordancompany.com
Email: dwilliams@thejordancompany.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Philip O. Brandes
Email: pbrandes@mayerbrown.com

(b)               If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:

Franchise Group Newco Intermediate AF, LLC
c/o Franchise Group, Inc.

1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

Attention: Eric Seeton

Email: ESeeton@franchisegrp.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Russell L. Leaf

Email: rleaf@willkie.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.3          Waivers. The failure or delay of a party hereto at any time or times to exercise any right, power or privilege hereunder shall not operate as a waiver thereof, and any single or partial exercise thereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing signed by the party hereto against whom the waiver is to be effective, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.4          Interpretation.

(a)               The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule.

(b)               The information and disclosures contained in any Section of the Disclosure Schedule shall only be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedule as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information.

(c)               The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.

(d)               The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement.

(e)               Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.

(f)                References to any Applicable Law means such Applicable Law as amended, modified or supplemented from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder, in each case unless the context requires otherwise.

(g)               All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(h)               All references to “dollars” or “$” shall be to U.S. dollars.

(i)                 References to any Person include the successors and permitted assigns of that Person.

(j)                 When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be included. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(k)               The words “to the extent” shall mean the degree to which a subject or other thing extends, and not simply “if.”

(l)                 Documents and agreements that have been posted to the Electronic Data Room at least 24 hours prior to the execution and delivery of this Agreement and remain accessible in the Electronic Data Room following the execution and delivery of this Agreement shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Parent and Merger Sub by the Company.

(m)             The phrase “ordinary course of business” or words of similar import means the ordinary course of business of the applicable Person(s), consistent with past practice.

11.5          Successors and Assigns; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any party hereto without the prior written consent of the other parties hereto; provided, however, that notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Surviving Corporation may assign (a)  their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements and (b)  all or any portion of their rights and obligations hereunder to one or more of their respective Affiliates without obtaining such prior written consent (except that any such assignment shall not relieve Parent, Merger Sub or the Surviving Corporation, as applicable, of its respective obligations hereunder). Any purported assignment in contravention of this Section 11.5 shall be null and void.

11.6          Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, in the event the Closing occurs, the D&O Indemnitees are hereby made third party beneficiaries of Section 5.10, in each case, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such D&O Indemnitees under this Agreement. The third-party beneficiary rights granted pursuant to the foregoing sentence shall be enforceable only by the Company, in its sole and absolute discretion, on behalf and for the benefit of the Fully-Diluted Stockholders, and any Termination Fee so recovered by the Company as a result of the pursuit of any such claims may be retained by the Company. Notwithstanding the foregoing, The Jordan Company, L.P. is hereby made an express third party beneficiary of Section 5.10, the Releasees are hereby made an express third party beneficiary of Section 10.2, Mayer Brown is hereby made an express third party beneficiary of Section 11.16, the Financing Sources are hereby made express third party beneficiaries of Sections 8.3, 11.1, 11.10, 11.11, 11.12 and 11.16, Parent’s other Related Parties are hereby made third party beneficiaries to Section 8.3 and Section 11.18, the Indemnified Persons are hereby made express third party beneficiaries of Article IX and each of the foregoing Persons are hereby made express third party beneficiaries of this Section 11.6 (and any other provision of this Agreement to the extent such provision relates to the substance of the foregoing Sections of this Agreement).

11.7          Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other parties and without further cost or expense to such other party, execute and deliver to the other parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the Merger, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby; provided, however, that the foregoing shall not enlarge or expand the parties’ respective obligations set forth in the other provisions of this Agreement.

11.8          Entire Understanding. The Exhibits, Schedules, Annexes and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings among the parties hereto and thereto with respect to the subject matter hereof and thereof.

11.9          APPLICABLE LAW. THIS AGREEMENT, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO any laws, rules or provisions of the State of New York that would cause the application of the laws rules or provisions of any jurisdiction other than the State of New York; PROVIDED, THAT THE PROVISIONS OF THIS AGREEMENT WITH RESPECT TO THE IMPLEMENTATION OF THE MERGER AND THE RIGHTS OF STOCKHOLDERS SHALL BE GOVERNED IN ACCORDANCE WITH DELAWARE CORPORATE LAW.

11.10      JURISDICTION OF DISPUTES. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OR COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 11.10 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 11.10 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK COUNTY, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.2 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW; AND (G) AGREE THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS. NOTWITHSTANDING THE FOREGOING, IF ANY FEDERAL COURT SHOULD DECIDE THAT IT LACKS JURISDICTION TO HEAR ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION BROUGHT BY THE PARTIES HERETO, THE PARTIES AGREE THAT SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE BROUGHT IN A STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN NEW YORK COUNTY, NEW YORK.

11.11      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY LITIGATION INVOLVING THE FINANCING SOURCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated in all cases by monetary damages alone. Each of the Company and the Representative agrees that Parent shall have the right, in addition to any other rights and remedies existing in its favor, to enforce the rights and the obligations of the Company and the Representative hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, Parent and Merger Sub agree that the Company and the Representative shall have the right, in addition to any other rights and remedies existing in its favor, to enforce the rights and the obligations of Parent and Merger Sub hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief; provided, that notwithstanding anything to the contrary herein, the parties hereto agree that the Company and the Representative shall have the right to enforce Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement to consummate the Closing by an action or actions for specific performance, injunctive and/or other equitable relief, if and only in the event that (a) all of the conditions set forth in Article VI have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (b) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2(a) hereof, (c) the Debt Financing has been funded or will be funded at the Closing if the Closing were to occur, (d) the Company and the Representative have irrevocably and unconditionally confirmed in writing to Parent and Merger Sub that the Company and the Representative stand ready, willing and able to consummate the Closing and to take such actions necessary to do so, (e) the Company has given Parent and Merger Sub at least three (3) Business Days’ written notice of their obligations to consummate the Closing in accordance with this Agreement, and (f) Parent and Merger Sub fail to consummate the Closing on the date set forth in the foregoing notice. While the Company and the Representative may pursue both a grant of specific performance, injunctive and/or other equitable relief in accordance with this Section 11.12 and the payment of the Termination Fee in accordance with Section 8.2(b), under no circumstances shall the Company and the Representative be permitted or entitled to receive both a grant of (x) specific performance, injunctive and/or other equitable relief and (y) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Termination Fee. The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company, the Representative, Parent or Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Termination Date, any party hereto brings any action, in each case in accordance with this Section 11.12, to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended (a) for the period during which such action is pending, plus ten (10) Business Days or (b) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding any other provision of this Agreement to the contrary, in no event shall this Section 11.12 be used, alone or together with any other provision of this Agreement, to require any party hereto to remedy any breach of any representation or warranty of such party hereto made herein.

11.13      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.14      Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, as amended, supplemented or otherwise modified from time to time, unless the context requires otherwise.

11.15      Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

11.16      Legal Representation.

(a)               Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that Mayer Brown LLP (“Mayer Brown”) has acted as counsel for the Fully-Diluted Stockholders, the Representative and the Company in connection with this Agreement and the transactions contemplated hereby (the “Transaction Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Mayer Brown has not acted as counsel for any other Person, including Parent.

(b)               Only the Fully-Diluted Stockholders, the Representative, the Company and their respective Affiliates shall be considered clients of Mayer Brown in the Transaction Engagement. Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that all confidential communications between the Fully-Diluted Stockholders, the Representative, the Company and their respective Affiliates, on the one hand, and Mayer Brown, on the other hand, in the course of the Transaction Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Fully-Diluted Stockholders, the Representative and their respective Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Parent or the Company (or, after the Closing, the Surviving Corporation) upon or after the Closing. Accordingly, Parent shall not have access to any such communications, or to the files of Mayer Brown to the extent relating to the Transaction Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Mayer Brown in respect of the Transaction Engagement constitute property of the client, only the Fully-Diluted Stockholders, the Representative, and their respective Affiliates shall hold such property rights and (ii) Mayer Brown shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company (or, after the Closing, the Surviving Corporation) or Parent by reason of any attorney-client relationship between Mayer Brown and the Company or otherwise, unless and to the extent that the Representative waives, on behalf of the Fully-Diluted Stockholders, the attorney-client privilege with respect thereto; provided, however, that notwithstanding the foregoing, Mayer Brown shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Fully-Diluted Stockholders and their respective Affiliates; provided, further, that such representatives, accountants and advisors are instructed and agree to maintain the confidence of such attorney-client communications). Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Transaction Engagement, to the extent that such information or documentation was subject to an attorney-client privilege or work product protection owed to the Fully-Diluted Stockholders, the Representative and/or their respective Affiliates, except to prevent disclosure of confidential communications by Mayer Brown to a third party. If and to the extent that, at any time subsequent to the Closing, Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) shall be entitled to waive such privilege only with the prior written consent of the Representative (such consent not to be unreasonably withheld); provided, that in connection with any third party Action not involving the Representative, the Fully-Diluted Stockholders or their respective Affiliates relating to this Agreement or the Related Agreements, Parent shall be entitled to waive any attorney-client privilege, attorney work product protection and expectation of client confidentiality without the consent of any Person.

(c)               Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that Mayer Brown has acted as counsel for certain of the Fully-Diluted Stockholders, the Representative, the Company and their respective Affiliates for several years and that such Fully-Diluted Stockholders and such Representative reasonably anticipate that Mayer Brown will continue to represent them and/or their respective Affiliates in future matters. Accordingly, Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) expressly (i) consents to Mayer Brown’s representation of the Fully-Diluted Stockholders and the Representative and/or their respective Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including any post-Closing matter in which the interests of Parent and the Surviving Corporation, on the one hand, and the Fully-Diluted Stockholders, the Representative or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Mayer Brown may have previously advised the Fully-Diluted Stockholders, the Representative, the Company or their respective Affiliates and (ii) consents to the disclosure by Mayer Brown to the Fully-Diluted Stockholders, the Representative or their respective Affiliates of any information learned by Mayer Brown in the course of its representation of the Fully-Diluted Stockholders, the Representative, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Mayer Brown’s duty of confidentiality.

(d)               Each of the parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of communications among Mayer Brown, on the one hand, and the Fully-Diluted Stockholders, the Representative, the Company and their Affiliates, on the other hand, in connection with the Transaction Engagement. Notwithstanding those efforts, the parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information or communications that may be confidential, eligible to be subject to a claim of attorney-client privilege, or otherwise protected from disclosure. The parties further understand and agree that, except as otherwise set forth in this Section 11.16, any such inadvertent disclosure of such information or communications that may be confidential, subject to a claim of attorney-client privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, attorney-client privilege, or protection from disclosure, including, but not limited to, with respect to information or communications involving or concerning the same subject matter as the disclosed information. Each party agree to use reasonable best efforts to return or destroy, at such party’s option, any inadvertently disclosed information or communications to the disclosing party promptly upon becoming aware of its existence from such other party or other parties. The parties further agree that promptly after the return or destruction of any inadvertently disclosed information or communications, the party returning or destroying such information or communications shall use commercially reasonable efforts to return or destroy, at the returning party’s election, any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information or communications, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions and/or notes; provided, however, that the non-disclosing party may retain such information and documentation as required by Applicable Law or otherwise in accordance with such party’s bona fide document retention and electronic backup policies.

(e)               From and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Mayer Brown, unless and to the extent Mayer Brown is expressly engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either (i) such engagement involves no conflict of interest with respect to the Fully-Diluted Stockholders, the Representative and/or any of their respective Affiliates or (ii) the Fully-Diluted Stockholders, the Representative and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Surviving Corporation by Mayer Brown after the Closing shall not affect the foregoing provisions of this Section 11.16.

(f)                Each of the parties to this Agreement consents to the arrangements in this Section 11.16 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Mayer Brown permitted hereunder.

11.17      Authority and Rights of the Representative; Limitations on Liability.

(a)               The Representative is hereby irrevocably appointed, authorized and empowered to act by the Fully-Diluted Stockholders, collectively, upon and by virtue of the Stockholder Written Consent or acceptance of any consideration pursuant to this Agreement, and shall have all such powers and authority (as exclusive agent and attorney-in-fact) as are necessary or appropriate to carry out the functions and with respect to all actions and matters to be acted upon by the Fully-Diluted Stockholders or the Representative under this Agreement and the Related Agreements. All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Fully-Diluted Stockholders. Neither the Representative nor any of its officers, directors, employees, agents, representatives or Affiliates will have any liability to the Company, the Surviving Corporation or the Fully-Diluted Stockholders with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its officers, directors, employees, agents, representatives or Affiliates in connection therewith), except with respect to the Representative’s gross negligence or willful misconduct. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The foregoing shall in no way limit the rights of the Representative pursuant to the Stockholder Support Agreement. In furtherance (and not in limitation) of the foregoing, the Representative shall have the power and authority, to take any and all actions which it deems necessary, appropriate or advisable (in the Representative’s sole discretion) in connection with this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, including to: (i) negotiate and agree to any waiver or modification to this Agreement or any Related Agreement; (ii) give and receive all payments, notices and other communications or documents on behalf of any Fully-Diluted Stockholder pursuant to this Agreement and the Related Agreements; (iii) execute and deliver all documents and other writings; and (iv) assert, pursue, litigate, compromise or settle, on behalf of the Fully-Diluted Stockholders, any Action among Parent or its Affiliates and any Fully-Diluted Stockholder.

(b)               The Representative shall have the right to recover from, in its sole discretion, the Representative Holdback Amount, prior to any distribution to the Fully-Diluted Stockholders, the Representative’s documented reasonable out-of-pocket expenses incurred in the performance of its duties hereunder as well as any amounts owed to an Indemnified Person relating to the Special Liability Matter (“Charges”), including those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement. In the event the remaining Representative Holdback Amount is at any time insufficient to satisfy the Charges, then each Fully-Diluted Stockholder will be obligated (severally) to pay its Ownership Percentage of such deficit. Upon final resolution of all liabilities and obligations of the Fully-Diluted Stockholders and full reimbursement of all Charges of the Representative as provided herein, in each case, as determined in the Representative’s sole discretion, the Representative shall distribute any remaining portion of the Representative Holdback Amount to the Fully-Diluted Stockholders, which amount will be distributed by the Representative to the Fully-Diluted Stockholders in its sole discretion.

(c)               Parent, Merger Sub and the Surviving Corporation and their Subsidiaries shall have the right to conclusively rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and any Related Agreement, all of which actions or omissions shall be legally binding upon the Fully-Diluted Stockholders. Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries are entitled to deal exclusively with the Representative on all matters relating to this Agreement and the Related Agreements following the Closing. Any action taken or not taken, or decisions, communications or writings made, given or executed by the Representative shall be deemed an action taken or not taken, or decisions, communications or writings made, given or executed by the Fully-Diluted Stockholders. Any notice or communication delivered by Parent to the Representative shall be deemed to have been delivered to all Fully-Diluted Stockholders. Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries are hereby relieved from any Liability to any Person resulting from any decision, act, omission, consent or instruction of the Representative and for relying on such decision, act, omission, consent or instruction of the Representative.

11.18      Non-Recourse.

(a)               Except with respect to Actions arising under the R&W Insurance Policy or any Related Agreement, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, may only be brought against the entities that are expressly named as parties and signatories hereto and then only with respect to the specific obligations set forth herein with respect to such parties. No Person who is not a named party and signatory to this Agreement, including any Non-Recourse Party, shall have any Liability under this Agreement (including in respect of any Liability of any party under this Agreement) or for any Action based on, in respect of or by reason of this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, including any alleged nondisclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(b)               Without limiting clause (a) above, and without limiting any rights Parent may have against any Financing Source under any Debt Financing Commitment Letter, no Financing Source shall have any liability to the Company Group, The Resolute Fund III, L.P., The Jordan Company, L.P. or any of their respective Affiliates for any obligations or liabilities of Parent or for any claim (whether at law or in equity, tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without prejudice to the Company’s rights in Section 5.13(b), in no event shall the Company or any of its Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (ii) seek to enforce the Debt Financing or any Debt Financing Commitment Letter against, make any claims for breach of the Debt Financing or any Debt Financing Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Financing Source for any reason, including in connection with the Debt Financing or the Debt Financing Commitment Letters or the obligations of the Financing Sources thereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AMERICAN FREIGHT GROUP, INC.

By:	/s/ M. Brad Wilford Name: M. Brad Wilford Title: Vice President and Assistant Secretary

FRANCHISE GROUP NEWCO INTERMEDIATE AF, LLC

By:	/s/ Eric Seeton Name: Eric Seeton Title: Chief Financial Officer

FRANCHISE GROUP MERGER SUB AF, INC.

By:	/s/ Eric Seeton Name: Eric Seeton Title: Chief Financial Officer

THE JORDAN COMPANY, L.P.,
solely in its capacity as the Representative

By:	/s/ M. Brad Wilford Name: M. Brad Wilford Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]